EXHIBIT 10.1

EXECUTION VERSION

ACQUISITION AGREEMENT

BY AND AMONG

ICONIC BRANDS, INC.,

TOPPOP LLC

and

COMPANY MEMBERS

DATED AS OF JULY 26, 2021

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SCHEDULE A	Defined Terms
SCHEDULE B	Consideration Schedule
SCHEDULE C	Illustrative Working Capital Calculation
SCHEDULE D	First Year Earn-out Example
EXHIBIT A	Form Assignment of Membership Interests
EXHIBIT B	Form Promissory Notes
EXHIBIT C	Form Pledge Agreement
EXHIBIT D	Intercreditor Agreement

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ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made and entered into as of July 26, 2021, by and among Iconic Brands, Inc., a Nevada corporation (“Iconic”), TopPop LLC, a New Jersey limited liability company (the “Company”), and Company Members identified herein.  Each of the Company, Iconic, and Company Members shall individually be referred to herein as a “Party” and, collectively, the “Parties”.  The term “Agreement” as used herein refers to this Acquisition Agreement, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter, the Company Members Disclosure Letter and the Iconic Disclosure Letter, as defined herein).  Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Company Members own all of the issued and outstanding Company Interests of the Company;

WHEREAS, at the Closing contemplated by this Agreement, Iconic desires to acquire from Company Members, and Company Members desire to sell, transfer and assign to Iconic the Company Interests in exchange for the consideration set forth in this Agreement;

WHEREAS, the board of managers of the Company has unanimously determined that it is in the best interests of the Company and the members of the Company, and declared it advisable, to enter into this Agreement and has approved this Agreement and the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Iconic’s willingness to enter into this Agreement, Company Members are delivering to Iconic a consent irrevocably approving this Agreement, the other Transaction Agreements, and the consummation of the Transactions; and

WHEREAS, the board of directors of Iconic has unanimously determined that it is in the best interests of Iconic and the stockholders of Iconic, and declared it advisable, to enter into this Agreement and has approved this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

ACQUISITION AND EXCHANGE; CLOSING

Section 1.01 Acquisition and Exchange of the Company Interests. Upon the terms set forth in this Agreement, Company Members hereby sell, convey, transfer, and assign to Iconic, free and clear of all Liens (other than restrictions on the transfer of securities arising under applicable federal and state laws), and Iconic hereby acquires and accepts from Company Members, the Company Interests, all in exchange for the Total Consideration set forth herein.

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Section 1.02 Acquisition Consideration.

(a) Upon the terms of this Agreement, the aggregate consideration to be paid to Company Members at the Closing shall be: (i) the Estimated Closing Cash Amount less (A) the Company Transaction Costs, if any, paid by Iconic at the Closing pursuant to Section 1.05(a) and (ii) the Closing Date Debt, if any, paid by Iconic at the Closing pursuant to Section 1.05(b) (the “Cash Consideration”), (B) 26,009,600 shares of Iconic Common Stock, which the Parties agree have an aggregate value of $8,128,000, or $0.3125 per share, for all purposes of this Agreement (the “Stock Consideration”) and (iii) the Company Promissory Notes (the “Note Consideration” and together with the Cash Consideration, the Stock Consideration, the First Year Earn-out Amount, if any, and the Second Year Earn-out Amount, if any, collectively, the “Total Consideration”).

(b) Each Company Member shall be entitled to receive such Company Member’s Pro Rata Portion of the Cash Consideration, the Stock Consideration and the Note Consideration, as more fully set forth on Schedule B hereto, and in respect of the First Year Measurement Period and the Second Year Measurement Period, its Pro Rata Portion of any First Year Earn-out and any Second Year Earn-out, as applicable, as more fully set forth on Schedule B hereto.

Section 1.03 Closing. The consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents and signatures, at 10:00 a.m. Eastern time, on the date of this Agreement (the date on which the Closing occurs, the “Closing Date”).

Section 1.04 Closing Deliveries.

(a) At the Closing, Iconic shall deliver to Company Members:

(i) original copies of the Company Promissory Notes, each duly executed by Iconic;

(ii) copies of the Pledge Agreements, each duly executed by Iconic; and

(iii) a copy of the Intercreditor Agreement, duly executed by Iconic.

(b) At the Closing, the Company shall deliver or cause to be delivered by the respective Company Members, as applicable, to Iconic:

(i) a schedule setting forth each Company Member’s Pro Rata Portion of: (1) the Cash Consideration; (2) the Stock Consideration; and (3) the Note Consideration (it being understood and agreed that the calculations set forth in such schedule shall be prepared in accordance with the Company’s Organizational Documents and the requirements of the NJ Statute);

(ii) evidence of the unwinding and termination of the contracts (including termination of any Liens related thereto) listed on Schedule 1.04(b)(ii);

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(iii) an assignment of membership interests from each Company Member in the form attached hereto as Exhibit A, each duly executed by the applicable Company Member;

(iv) a certificate from the chief financial officer of the Company certifying the amount of cash in the Company’s accounts as of the Closing (the “Balance Sheet Cash”);

(v) a certificate from each Company Member pursuant to Treasury Regulations Section 1.1445-2(b)(2) that such Company Member is not a foreign person within the meaning of Section 1445 of the Code, or in the alternative, a valid and properly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification;

(vi) a certificate from each Company Member pursuant to Treasury Regulations Section 1.1446(f)-2(b)(2) that such Company Member is not a foreign person within the meaning of Section 1446(f)(1) of the Code, or in the alternative, a valid and properly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification;

(vii) copies of the Pledge Agreements, each duly executed by the applicable Company Member;

(viii) a copy of the Intercreditor Agreement, duly executed by each of the Company Members;

(ix) written resignation from Thomas Belton as an officer and manager of the Company;

(x) a copy of the Entity Classification Election Withdrawal Request, along with all attachments, filed with the IRS; and

(xi) a certified mail receipt, post-marked by the United States Postal Service, evidencing that the Entity Classification Election Withdrawal Request has been filed with the IRS.

Section 1.05 Transactions to be Effected at the Closing. At the Closing and on the Closing Date:

(a) Iconic shall pay, or cause to be paid, all Company Transaction Costs to the applicable payees, to the extent not paid by the Company prior to the Closing.

(b) Iconic shall pay, or cause to be paid, all Closing Date Debt to the applicable payees, to the extent not paid by the Company prior to the Closing.

(c) In accordance with the terms of this Agreement, Iconic shall deliver, or cause to be delivered, to each Company Member such Company Member’s Pro Rata Portion of (i) the Cash Consideration, (ii) the Stock Consideration, and (iii) the Note Consideration (collectively, the “Closing Consideration”), with (A) any portion of the Cash Consideration being delivered via wire transfer of immediately available funds in accordance with written instructions provided by such Company Member three (3) Business Days prior to the Closing Date; (B) the portion of the Stock Consideration being delivered via book-entry issuance and evidenced by statements maintained by Iconic’s transfer agent and (C) the portion of Note Consideration being delivered via a promissory note in the form attached hereto as Exhibit B, in each case, less any required Tax withholdings as provided in Section 2.02.

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Section 1.06 Closing Agreements. If at or after the Closing, any further action is or other instruments or documents are necessary to carry out the purpose of this Agreement (including release of any Liens listed pursuant to Schedule 1.04(b)(ii)), the Parties shall cooperate to execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

ARTICLE II

WORKING CAPITAL ADJUSTMENT

Section 2.01 Working Capital Adjustment.

(a) Company’s Adjustment Statement Preparation. At least three (3) Business Days prior to the Closing Date, the Company shall in good faith prepare and deliver a statement (together with reasonable supporting documentation, the “Estimated Working Capital Statement”) to Iconic, which statement shall set forth the amount of the estimated Working Capital as of the close of business on the Closing Date (the “Estimated Working Capital”). The Estimated Working Capital Statement shall be prepared in a manner consistent with, and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Schedule C.

(b) Estimated Adjustment. If the Estimated Working Capital is less than $1,532,078.35 (the “Working Capital Target”), the Base Cash Consideration shall be reduced by an amount equal to the difference between the Working Capital Target and the Estimated Working Capital. If the Estimated Working Capital is greater than the Working Capital Target, the Base Cash Consideration shall be increased by an amount equal to the difference between the Working Capital Target and the Estimated Working Capital. The Base Cash Consideration as reduced or increased, as the case may be, pursuant to this Section 2.01(b) shall be referred to herein as the “Estimated Closing Cash Amount”.

(c) Iconic Final Adjustment Statement Preparation. Not later than one hundred twenty (120) days after the Closing Date, Iconic shall in good faith prepare and deliver a statement (together with reasonable supporting documentation, the “Working Capital Statement”) to Company Members, which statement shall set forth the amount of the actual Working Capital as of the close of business on the Closing Date. The Working Capital Statement shall be prepared in a manner consistent with, and using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Schedule C.

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(d) Adjustment Statement Review. Company Members shall notify Iconic in writing of any objection (a “Working Capital Dispute Notice”), to the Working Capital Statement no later than thirty (30) days after Company Members’ receipt thereof (the “Objection Period”), setting forth in such notice, Company Members’ objection or objections to the Working Capital Statement with reasonable particularity of the adjustments which Company Members claim are required to be made thereto. Iconic and the Company and their respective representatives shall reasonably cooperate with all representatives of Company Members in the review of the Working Capital Statement and Company Members, during normal business hours, shall have access to the books and records of the Company, the personnel of the Company that were involved in the calculation of the items included in the Working Capital Statement, and such other information of the Company that relates to the Working Capital Statement, in each case, as is reasonably necessary for the purpose of reviewing the calculations contained in the Working Capital Statement. If Company Members do not provide a Working Capital Dispute Notice within the Objection Period, the Working Capital Statement shall be deemed to be final and binding on the Parties.

(e) Adjustment Statement Dispute Resolution. If Company Members timely deliver to Iconic a Working Capital Dispute Notice, Company Members and Iconic shall use good faith efforts to resolve any such dispute. If Company Members and Iconic are able to resolve such dispute, the Working Capital Statement as revised by the Parties shall be deemed to be final and binding on the Parties as revised. If Company Members and Iconic are unable to resolve such dispute within thirty (30) days after Company Members’ delivery of such Working Capital Dispute Notice, then the Parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by EisnerAmper LLP (the “Independent Accountants”). In resolving any disputed item, the Independent Accountants shall: (i) be bound by the provisions of this Agreement and the definitions pertaining hereto, (ii) assign a value to any item only within the range of the differences between Iconic’s position in the Working Capital Statement and Company Members’ position in the Working Capital Dispute Notice with respect to such disputed item, (iii) restrict their decision to such items which are then in dispute, and (iv) only review (A) this Agreement, (B) the Working Capital Statement and the Working Capital Dispute Notice, and (C) any information requested by the Independent Accountants in the next sentence in resolving any matter which is in dispute. The Parties will provide the Independent Accountants with all books and records and other information and documentation in their possession reasonably relevant to the determinations to be made by it as may be requested by the Independent Accountants. The Independent Accountants shall make a written determination as to the resolution of all disputed matters submitted to the Independent Accountants within thirty (30) days after such submission, and such determination shall be final, binding and conclusive as to the Parties and their respective Affiliates and will be neither appealable nor contestable. The Working Capital as finally determined pursuant to Section 2.01(d) or this Section 2.01(e) shall be the final Working Capital (the “Final Working Capital”).

(f) Adjustment of Total Consideration. If the Final Working Capital, as finally determined in accordance with this Section 2.01, (i) is greater than the Estimated Working Capital, Iconic shall pay to Company Members, in accordance with their respective Pro Rata Portions, the amount, if any, by which the Final Working Capital exceeds the Estimated Working Capital or (ii) is less than the Estimated Working Capital, the Note Consideration shall be reduced to the extent of the deficiency, and to the extent the Note Consideration is thereby reduced to zero, Company Members shall, jointly and severally, pay Iconic the amount, if any, by which the Estimated Working Capital exceeds the Final Working Capital (either of clause (i) or clause (ii), the “Working Capital Adjustment”). The Working Capital Adjustment, if any, shall be due and payable pursuant to this Section 2.01 no later than five (5) Business Days after the final determination of the Final Working Capital and shall be paid (A) by means of a wire transfer of immediately available funds to the party entitled to payment hereunder in accordance with the wire instructions of Company Members or Iconic, or (B) by the reduction of the Note Consideration, as the case may be.

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(g) Any rights accruing to a party under this Section 2.01 shall be in addition to and independent of the rights to indemnification under Article VIII.

(h) Any payments made pursuant to this Section 2.01 shall be treated as an adjustment to the Total Consideration by the Parties for Tax purposes, unless otherwise required by Legal Requirements.

(i) The pendency of a dispute shall not affect the payment obligation of either Iconic or Company Members to the extent of any undisputed portion of any payment to be made by the Parties under this Article II after the Closing.

Section 2.02 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Iconic and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements; provided, that if Iconic, any of its Affiliates, or any party acting on their behalf determines that any payment to Company Members hereunder is subject to deduction and/or withholding, then Iconic shall provide written notice to the Company as soon as reasonably practicable after such determination, but in no event less than five (5) Business Days prior to the Closing Date, detailing the amounts required to be deducted or withheld and identifying the applicable Legal Requirements under which the deduction or withholding is required. The Parties shall use commercially reasonable efforts to reduce or eliminate such deduction and/or withholding, and no amounts shall be deducted or withheld unless such timely written notice has been provided. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity.

Section 2.03 Intended Tax Treatment of the Transactions. For U.S. federal income Tax purposes (and for purposes of any applicable state or local Legal Requirements that follow the U.S. federal income tax treatment), each of the Parties understands and agrees that (a) concurrently with the consummation of the Transactions, certain existing and new shareholders (the “Section 351 Exchange Participants”) of Iconic will transfer property, including the SEG Notes, to Iconic in exchange for shares of Iconic stock (the “Section 351 Participant Exchange”), (b) as of the close of business on the Closing Date, Company Members and the Section 351 Exchange Participants will own, in aggregate, (i) voting stock of Iconic possessing eighty percent (80%) or more of the total combined voting power of all classes of Iconic stock entitled to vote and (ii) eighty percent (80%) or more of the total number of outstanding shares of each class of nonvoting stock of Iconic, (c) the Transactions and the Section 351 Participant Exchange will constitute transfers of property to Iconic in a transaction that qualifies for nonrecognition treatment under Section 351 of the Code, and (d) the acquisition of the Company Interests by Iconic will also be governed by the provisions of Revenue Ruling 99-6, 1999-1 C.B. 432 (collectively, the “Intended Tax Treatment”). Each of the Parties hereby agrees that such Party will prepare and file all Tax Returns consistently with such treatment of the Transactions and will not take any inconsistent position on any Tax Return, during the course of any audit, litigation or other proceeding with respect to Taxes or otherwise.

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Section 2.04 Debt-Free, Cash-Free. The Parties acknowledge and agree that this Agreement contemplates a debt-free, cash-free transaction and that Company Members shall have the right to, and to cause the Company to, prior to the Closing Date, distribute all of the cash of the Company to each Company Member in accordance with the Company’s Organizational Documents, provided, however, that (a) any Indebtedness set forth on Schedule 2.04 of the Company Disclosure Letter shall survive the Closing and shall reduce the amount of the Note Consideration dollar-for-dollar and (b) all of the Balance Sheet Cash shall be an asset of the Company as of and after the Closing and Company Members shall not have any right or claim with respect to the Balance Sheet Cash.

ARTICLE III

EARN OUT

Section 3.01 Earn-out.

(a) First Year Earn-out. The Company shall deliver to Iconic and Company Members (A) unaudited financial statements of the Company for each of the three quarterly periods starting on August 1, 2021, prepared in accordance with GAAP, together with a statement setting forth in reasonable detail each of the items comprising the Company’s EBITDA for each such quarterly period, which quarterly financial statements shall be delivered within fifteen (15) days after the end of the applicable quarterly period, and (B) (i) unaudited financial statements of the Company for the twelve (12) month period starting on the first day of the calendar month immediately following the Closing Date (the “First Measurement Period”), prepared in accordance with GAAP and (ii) a statement setting forth in reasonable detail each of the items comprising the Company EBITDA for the First Measurement Period (the “First Year EBITDA”) (collectively, the “First Year Statements”). Company Members shall be entitled to receive, with respect to the First Measurement Period, an amount (the “First Year Earn-out Amount”), examples of which are set forth on Schedule D hereto, equal to such Company Members’ Pro Rata Portion of the excess, if any, of: (i) 1.96 times First Year EBITDA, over (ii) the aggregate amount of the Company Promissory Notes repaid in cash (such aggregate amount, the “EBITDA Hurdle”); provided, however, no First Year Earn-out Amount shall be payable if (i) does not exceed (ii).

(b) Second Year Earn-out. The Company shall deliver to Iconic and Company Members (A) unaudited financial statements of the Company for each of the three quarterly periods starting on the first day of the calendar month immediately following the First Measurement Period, prepared in accordance with GAAP, together with a statement setting forth in reasonable detail each of the items comprising the Company’s EBITDA for each such quarterly period, which quarterly financial statements shall be delivered within fifteen (15) days after the end of the applicable quarterly period, and (B) (i) unaudited financial statements for the twelve (12) month period starting on the first day of the calendar month immediately following the First Measurement Period (the “Second Measurement Period”), prepared in accordance with GAAP and (ii) a statement setting forth in reasonable detail each of the items comprising the Company’s EBITDA for the Second Measurement Period (the “Second Year EBITDA”) (collectively, the “Second Year Statements”). Company Members shall be entitled to receive, with respect to the Second Measurement Period, an amount (the “Second Year Earn-out Amount”), examples of which are set forth on Schedule D hereto, equal to such Company Members’ Pro Rata Portion of the excess, if any, of: (i) 1.96 times the Second Year EBITDA, over (ii) the EBITDA Hurdle; provided, however, no Second Year Earn-out Amount shall be payable if (i) does not exceed (ii).

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(c) The payment of any First Year Earn-out Amount or Second Year Earn-out Amount, as applicable, made pursuant to this Section 3.01 may be made, at each Company Member’s election, (i) in cash in immediately available United States funds to an account designated in writing by Company Members, (ii) in Iconic Common Stock (valued at the then-prevailing market price), or (iii) by a combination of such cash and Iconic Common Stock, in each case, less the amount of any pending indemnification claims under Article VIII against Company Members (the “Pending Claims”), which amount of any Pending Claims shall be held in an escrow account, hosted by a bank chosen jointly by the Parties, until the final resolution of any such Pending Claims in accordance with Article VIII, provided, that such escrow amounts shall only be released upon the submission of joint written instructions to the escrow agent, such instructions to be executed by each of Company Members, the Company and Iconic; provided, further, that, notwithstanding anything to the contrary contained in this ARTICLE III, at least forty-five percent (45%) of the First Year Earn-out Amount and forty-five percent (45%) of the Second Year Earn-out Amount will be made in Iconic Common Stock.

(d) If any Company Members disagree with the determination of the First Year Earn-out Amount or the Second Year Earn-out Amount, as applicable, Company Members may, within thirty (30) days after delivery of the First Year Statements or the Second Year Statements, as applicable, deliver to Iconic and the Company written notice of such disagreement, which notice shall specify the items in the First Year Statements or the Second Year Statements, as applicable, disputed by Company Members and which shall describe in reasonable detail the basis for any such disagreements (the “EBITDA Objection Notice”). If Company Members do not deliver an EBITDA Objection Notice within such thirty (30) day period, the Company’s determination of (i) the First Year EBITDA and the First Year Earn-out Amount or (ii) the Second Year EBITDA and the Second Year Earn-out Amount, as applicable, shall be deemed to be binding on the Parties. Iconic and the Company and their respective representatives shall reasonably cooperate with all representatives of Company Members in their review of the First Year Statements and the Second Year Statements, as applicable, and the calculation and determination of the First Year EBITDA and the First Year Earn-out Amount and the Second Year EBITDA and the Second Year Earn-out Amount, as applicable, and Company Members, during normal business hours, shall have access to the books and records of the Company, the personnel of the Company that were involved in the calculation of the items included in the First Year Statements and the Second Year Statements, and such other information of the Company that relates to the First Year Earn-out Amount or the Second Year Earn-out Amount, as applicable, in each case, as is reasonably necessary for the purpose of reviewing the calculation and determination of the First Year Earn-out Amount and the Second Year Earn-out Amount.

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(e) If any Company Members deliver an EBITDA Objection Notice to Iconic and the Company, the Parties shall use good faith efforts to resolve the disputed items and agree upon the resulting amount of: (i) the First Year EBITDA and the First Year Earn-out Amount or (ii) the Second Year EBITDA and the Second Year Earn-out Amount, as the case may be. If the Parties are unable to resolve such dispute within thirty (30) days after receipt of the last EBITDA Objection Notice, then the Parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by the Independent Accountants in accordance with the procedures set forth in Section 2.01(e) hereof.

(f) Notwithstanding anything in this Agreement to the contrary, but subject to the terms of this clause (f), this Agreement shall not impose any restrictions or obligations on the operation of the Company’s business. Company Members acknowledge and agree that, subsequent to the Closing, Iconic shall have sole discretion with regard to all matters relating to the operations of the Company, provided, that following the Closing and until the end of the Second Measurement Period, Iconic and the Company shall use commercially reasonable efforts to:

(i) provide that the Company has access to working capital and letters of credit as is reasonably necessary to operate the Company reasonably consistent with the manner in which the Business of the Company has been conducted prior to the date of this Agreement;

(ii) provide that the Company has access to personnel and compensation for employees, and support as is reasonably necessary to operate the Company reasonably consistent with the manner in which the Business of the Company has been conducted prior to the date of this Agreement; and

(iii) maintain separate books of account for the Company and take all actions necessary to cause the Company to prepare financial statements sufficient to permit the First Year Earn-out Amount and Second Year Earn-out Amount to be calculated and determined in accordance with the examples set forth on Schedule D;

(iv) not discontinue all or any significant and material portion of the business of the Company as conducted by the Company prior to the Closing; and

(v) not terminate the employment of Thomas Martin, Laurance Rassin, and Tracy Memoli without Cause (as defined in their respective Employment Agreements in effect as of Closing) without the prior written approval of (A) Thomas Martin in the case of Laurance Rassin or Tracy Memoli, or (B) Laurance Rassin and Tracy Memoli in the case of Thomas Martin.

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provided that: (A) the foregoing clauses (i) through (vii) shall not limit or restrict Iconic or the Company from taking actions for an independent commercially reasonable business purpose so long as such actions are taken in good faith and not with the primary intent, or for the primary purpose, of causing any portion of the First Year Earn-out Amount or the Second Year Earn-out Amount to be reduced or forfeited; and (B) the foregoing clauses (i) through (v) shall not require Iconic or the Company to take actions for which there is not an independent commercially reasonable business purpose so long as the failure to take such action is in good faith and not with the primary intent, or for the primary purpose, of causing any portion of the First Year Earn-out Amount or the Second Year Earn-out Amount to be reduced or forfeited. Notwithstanding the foregoing, the Parties acknowledge and agree that there is no assurance that Company Members will receive the First Year Earn-out Amount or the Second Year Earn-out Amount and Iconic has not promised or projected any First Year Earn-out Amount or Second Year Earn-out Amount, and the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

(g) The Parties hereto understand and agree that (i) the contingent rights to receive the First Year Earn-out Amount and the Second Year Earn-out Amount shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of applicable Legal Requirements relating to successor in interest rights, descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Iconic or the Company, (ii) Company Members shall not have any rights as a securityholder of Iconic or the Company as a result of their contingent right to receive the First Year Earn-out Amount and the Second Year Earn-out Amount hereunder and (iii) no interest is payable with respect to the First Year Earn-out Amount or the Second Year Earn-out Amount.

Section 3.02 Tax Treatment of Earn-out Payments. The Parties understand and agree that the payment of the First Year Earn-out Amount or the Second Year Earn-out Amount, if any and as applicable, shall be treated as an adjustment to the Total Consideration by the Parties for all Tax purposes, unless otherwise required by applicable Legal Requirements or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Legal Requirements).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to Iconic prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Iconic as of the date hereof as follows:

Section 4.01 Organization and Qualification. The Company is a limited liability company duly incorporated, validly existing and in good standing under the Legal Requirements of the State of New Jersey and has all requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Company. True, complete and correct copies of the Organizational Documents of the Company as amended and currently in effect, have been made available to Iconic or its representatives. The Company is not in violation of any material provisions of its Organizational Documents.

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Section 4.02 Capitalization.

(a) Schedule 4.02(a) of the Company Disclosure Letter sets forth the number of authorized and outstanding membership interests of the Company, including the Percentage Interest of each Company Member. All of the issued and outstanding membership interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any agreement, arrangement or commitment to which the Company or its Affiliates are a party. Each issued and outstanding membership interest of the Company has been issued in compliance in all material respects with: (i) applicable Legal Requirements and (ii) the Company’s Organizational Documents.

(b) There are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company. Except for the SEG Notes, the Company has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Interests, or any other commitments or agreements providing for the issuance of additional equity interests or for the repurchase or redemption of Company Interests, and there are no voting trusts, limited liability company agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) of any membership interests, units, stock or other securities of the Company.

(c) Other than as set forth on Schedule 4.02(c) to the Company Disclosure Letter, as a result of the consummation of the Transactions no equity interests, warrants, options or other convertible securities of the Company are issuable and no rights in connection with any interests, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) The Company does not have any Subsidiaries and the Company does not own, of record or beneficially, any securities of, or Equity Interests in, any Person.

Section 4.03 Due Authorization. The Company has all requisite limited liability company power and authority to: (a) execute, deliver and perform this Agreement and the Transaction Agreements; and (b) carry out the Company’s obligations hereunder to consummate the Transactions, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.04. The execution and delivery by the Company of this Agreement and the Transaction Agreements and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action and no other proceeding on the part of the Company is necessary to authorize this Agreement and the Transaction Agreements. This Agreement and the Transaction Agreements have been duly and validly executed and delivered by the Company and (assuming this Agreement and the Transaction Agreements constitute legal, valid and binding obligations of each of the other parties thereto) constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

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Section 4.04 No Conflict; Governmental Consents and Filings; Certain Contracts.

(a) Except as set forth on Schedule 4.04(a) of the Company Disclosure Letter, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.04(b), the execution, delivery and performance of this Agreement and the Transaction Agreements (including the consummation by the Company of the Transactions) by the Company do not and will not: (i) violate any provision of, or result in the breach of, any applicable Legal Requirement to which the Company is subject or by which any property or asset of the Company is bound; (ii) conflict with or violate the Organizational Documents of the Company; or (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent or waiver under any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien (other than Permitted Liens) under any Company Material Contract upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than any Permitted Lien), except to the extent that the occurrence of any of the foregoing items set forth in clause (i) or (iii) would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Company, taken as a whole.

(b) No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement and/or the Transaction Agreements or the consummation by the Company of the Transactions, including any consent, approval or notice to any Person or Governmental Entity with respect to the Liquor Licenses, except for: (i) the Company Member Approval; (ii) as otherwise disclosed on Schedule 4.04(b) of the Company Disclosure Letter; and (iii) compliance with any applicable requirements of the securities laws.

Section 4.05 Legal Compliance; Approvals.

(a) The Company has since Formation complied with, and is not currently in violation of, any applicable Legal Requirements with respect to the conduct of its Business, or the ownership or operation of its Business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Business of the Company, taken as a whole. Since Formation, no Governmental Entity has issued to the Company any written notice or notification of non-compliance with any applicable Legal Requirements. To the Company’s Knowledge, (i) all applications filed by the Company for Liquor Licenses and Approvals were made with full disclosure of all relevant facts, including the method of operation, and (ii) the method of operation of the Company matches that which was filed with each applicable Governmental Entity.

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(b) The Company is in possession of Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its Business as it is now being conducted. Schedule 4.05(b) of the Company Disclosure Letter sets forth any material Approvals of the Company. The operations of the Company are, and have since Formation been, conducted in compliance with all Approvals, if any, except as would not, individually or in the aggregate, reasonably be expected to be have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, all Approvals, if any, are in full force and effect and the Company has not received any written notice from a Governmental Entity since Formation regarding: (i) any violation of or failure to comply with any term or requirement of any Approval or (ii) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Approval, nor, to the Company’s Knowledge, do any grounds for revocation, suspension or limitation of any Liquor Licenses or Approvals or other material Approvals exist and no Actions are pending or, to the Company’s Knowledge, threatened that seek the revocation, cancellation, suspension, limitation or modification of any of the same.

(c) With regards to any alcoholic beverage products of the Company that are finished goods such products (i) have been processed in accordance with formulas approved by the TTB; (ii) comply in all material respects with the applicable provisions of Title 27 of the Code of Federal Regulations, the Food and Drug Act and, to the Company’s Knowledge, any other applicable Legal Requirements governing alcoholic beverages; (iii) contain labels that have been approved by each state agency or other Governmental Entity that requires label approval of the alcoholic beverage products of the Company; and (iv) contain labels that comply in all material respects with all requirements of the U.S. Food and Drug Administration.

(d) All advertising and sales material for the Company’s products has been prepared in all material respects in compliance with the applicable provisions of Title 27 of the Code of Federal Regulations and the rules and regulations of the TTB.

Section 4.06 Financial Statements.

(a) Set forth on Schedule 4.06(a) of the Company Disclosure Letter are: (i) the unaudited balance sheet as of December 31, 2020 and unaudited statement of operations and comprehensive loss, changes in equity and cash flows of the Company for the twelve-month period ended December 31, 2020 (the “2020 Financial Statements”); and (ii) an unaudited consolidated balance sheet as of May 31, 2021 and statements of operations and comprehensive loss and cash flows of the Company as of and for the five-month period then ended (the “Interim Financial Statements” and, together with the 2020 Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of the Interim Financial Statements, the absence of footnotes and for normal year-end adjustments, which are not expected to be material) and (ii) were prepared from the books and records of the Company.

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(c) Since Formation, the Company has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.07 No Undisclosed Liabilities. The Company does not have any liabilities (whether accrued, absolute, contingent, unknown or otherwise) that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for liabilities: (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of the Business of the Company and which are not material in amount, except as set forth on Schedule 4.07 of the Company Disclosure Letter; (c) incurred in connection with the transactions contemplated by this Agreement or the Transaction Agreements; or (d) that would not be material to Business of the Company, taken as a whole.

Section 4.08 Absence of Certain Changes or Events. Except as contemplated by this Agreement and the Transaction Agreements, since the date of the Interim Financial Statements through the date of this Agreement, the Company has conducted its business in the ordinary course consistent with past practice in all material respects and there has not been and the Company is not subject to: (a) any Company Material Adverse Effect; or (b) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or applicable Legal Requirements.

Section 4.09 Litigation. Except as set forth on Schedule 4.09 of the Company Disclosure Letter: (a) there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or any of its properties or assets, or any of the directors or officers of the Company with regard to their actions as such; (b) there are no pending or, to the Knowledge of the Company, threatened audits, examinations or investigations by any Governmental Entity against the Company; (c) there are no pending or threatened in writing Legal Proceedings by the Company against any third party; (d) there are no settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company; and (e) there are no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its properties or assets, or any of the directors or officers of any of the Company with regard to their actions as such.

Section 4.10 Company Benefit Plans.

(a) Schedule 4.10(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan (separately identifying the Company Benefit Plans for each applicable jurisdiction), including, but not limited to, all employment contracts, offer letters or contractor agreements that provide for severance or notice of greater than thirty (30) days, unless any such arrangement is in a form substantially similar to a form of employment contract or offer letter identified on Schedule 4.10(a) of the Company Disclosure Letter. “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, and any other agreement, arrangement, plan, contract, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, whether or not in writing, which is maintained, sponsored or contributed to by the Company or under which the Company has any obligation or liability (contingent or otherwise); provided that no “multiemployer plan,” within the meaning of Section 3(37) or 4001(a)(3) of ERISA shall be a Company Benefit Plan hereunder.

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(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect: (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made; and (iii) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code: (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c) Neither the Company nor any of its ERISA Affiliates has, within the past six years, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Benefit Plan is a multiemployer plan and neither the Company, nor any ERISA Affiliate has ever contributed to (or had any obligation to contribute to) any multiemployer plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims; and (iii) no Company Benefit Plan has since Formation been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(e) Except as would not result in material liability to the Company, none of the Company Benefit Plans provides for, and the Company has no liability in respect of, post-retiree or post-employment health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

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(f) Neither the execution and delivery of this Agreement or the Transaction Agreements nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or under any Company Benefit Plan; or (iv) result in any limit on the right to merge, amend or terminate any Company Benefit Plan.

(g) Neither the execution and delivery of this Agreement or the Transaction Agreements nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(h) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not maintain an obligation to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(i) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Company Benefit Plan.

(j) Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Iconic, the Company or any of their ERISA Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement, the Transaction Agreements or otherwise.

(k) With respect to each Company Benefit Plan, the Company has made available to Iconic accurate, current and complete copies of each of the following: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement, the Transaction Agreements or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Company Benefit Plan; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Company Benefit Plan’s continued qualification; (vi) in the case of any Company Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Company Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Company Benefit Plan.

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Section 4.11 Labor Relations.

(a) Schedule 4.11(a) of the Company Disclosure Letter contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire and/or rehire date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Schedule 4.11(a) of the Company Disclosure Letter, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof has been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. No employees of the Company are represented by any labor union or other labor organization and there has not been any labor union or other labor organization representing or purporting to represent any employee of the Company since Formation. To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. The Company has no duty to bargain with any labor union or other labor organization.

(c) There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, lockout, concerted refusal to work overtime or other labor disruption or disputes (including unfair labor practice charges, grievances, or complaints) affecting or involving the Company or any of its employees since Formation.

(d) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened, and since Formation, there have been no complaints, charges or claims against the Company, before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.

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(e) To the Knowledge of the Company, none of the employees of the Company listed on Schedule 4.11(a) of the Company Disclosure Letter intends to resign or retire as a result of the transactions contemplated by this Agreement or the Transaction Agreements.

(f) The Company has complied with the federal Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Legal Requirement (collectively, “WARN”), and it has no plans to undertake any action in the future that would trigger WARN. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within one year prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing.

Section 4.12 Real Property; Tangible Property.

(a) The Company does not own any real property.

(b) Schedule 4.12(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased by the Company (including any and all amendments, extensions or renewals thereto) (the “Leased Real Property”) and such Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business of the Company. The Company has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property and each of the leases, lease guarantees, agreements and documents related to any Leased Real Property, including all amendments, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect, subject to the Remedies Exception. There are no Liens on the estate created by such Company Real Property Lease, other than Permitted Liens. The Company has made available to Iconic true, correct and complete copies of all Company Real Property Leases as of the date hereof. The Company is not in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default. The Company has not received written notice from, or given any written notice to, any lessor of such Leased Real Property of, nor is there any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Leased Real Property. As of the date of this Agreement, to the Knowledge of the Company, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. The Company has not assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Company Real Property Lease or any interest therein nor has the Company subleased, licensed, or otherwise granted any Person a right to use or occupy such Lease Real Property or any portion thereof.

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(c) The Company owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of the material tangible assets (including but not limited to any machinery, equipment, furniture, fixtures, and other tangible personal property, other than the Inventory which is addressed in Section 4.12(d), below) reflected on the Financial Statements or personal property, free and clear of all Liens other than: (i) Permitted Liens; (ii) the rights of lessors under any leases; and (iii) any assets sold or otherwise disposed of by the Company after the date of the Interim Financial Statements in the ordinary course of business. The material tangible assets or personal property of the Company: (A) constitute all of the material assets, rights and properties (other than Intellectual Property) that are necessary for the operation of the Business of the Company as it is now conducted, and taken together, are adequate and sufficient for the operation of the Business of the Company as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice and are in good working order and condition, normal wear and tear excepted.

(d) All of the Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage and damage. All items included in the Inventory are the property of the Company, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral and conform in all material respects to all standards applicable to such Inventory or its use or sale imposed by Governmental Entities.

Section 4.13 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) the Company have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes due and payable by (or with respect to) the Company have been timely paid in full. All material Taxes incurred but not yet due and payable for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP.

(c) The Company has complied in all material respects with all applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by applicable Legal Requirements to be withheld by the Company has been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency with respect to any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against the Company, which deficiency has not been paid or resolved. No audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against the Company with respect to any material Taxes of the Company (and, to the Knowledge of the Company, no such audit is pending or contemplated).

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company.

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(f) The Company is not bound to any Tax indemnification agreement or Tax sharing agreement (other than such an agreement or arrangement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g) Except as listed in Schedule 4.13(g), the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) The Company has not entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) The Company has no liability for the Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor.

(j) The Company has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.

(k) The Company has not consented to waive or extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect, and no written request for any such waiver or extension is currently pending.

(l) The Company will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) any installment sale or open transaction that occurred prior to the Closing Date; (ii) any change in method of accounting prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) other than in the ordinary course of business, any prepaid amount received or deferred revenue recognized prior to the Closing Date; (iv) any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements) entered into prior to the Closing Date; (v) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Legal Requirements) made with respect to any taxable period ending on or prior to the Closing Date, or (vi) any inclusion under Section 965 of the Code.

(m) No claim has been made in writing (nor to the Knowledge of the Company is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(n) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) The Company is a “United States Person” as such term is defined in Section 7701(a)(30) of the Code.

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(p) An entity classification election on Form 8832 has previously been filed with the Internal Revenue Service to cause the classification of the Company for U.S. federal income Tax purposes to be changed from that of partnership to that of an association taxable as a corporation, effective January 1, 2021 (the “January 1, 2021 Entity Classification Election”). However, on July 21, 2021 the Company filed with the IRS a request to withdraw the January 1, 2021 Entity Classification Election (the “Entity Classification Election Withdrawal Request”), a copy of which request has been made available to Iconic, such that, if such request is granted, the Company will continue to be classified for U.S. federal income Tax purposes as a partnership, as if the January 1, 2021 Entity Classification Election had never been filed.

(q) Except for paragraphs (f), (i) and (l) of this Section 4.13, no representation or warranty is made with respect to Taxes attributable to any Post-Closing Tax Period.

Section 4.14 Environmental Matters.

(a) The Company, and each Leased Real Property is, and since Formation has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Company, taken as a whole.

(b) The Company has obtained, holds, is, and since Formation has been, in material compliance with all permits required under applicable Environmental Laws to permit the Company to operate its assets and to conduct its business, except for any such instance of non-compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Company, taken as a whole.

(c) There are no written claims or notices of violation pending or, to the Knowledge of the Company, threatened against the Company or any property or facility leased or operated by the Company alleging violations of or liability under any Environmental Law, except for any violations or liabilities under any Environmental Law that would not, individually or in the aggregate, reasonably be expected to be material to the Business of the Company, taken as a whole.

(d) The Company has not and, to the Knowledge of the Company, no other Person has disposed of or released any Hazardous Material at, on or under any facility currently or formerly owned, leased or operated by the Company or any third party site (with respect to disposals or releases by the Company), in each case in a manner that would reasonably be expected to be material to the Business of the Company, taken as a whole.

(e) The Company has made available to Iconic copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies, if any, in the possession of, or conducted by, the Company with respect to Environmental Law.

Section 4.15 Brokers; Third Party Expenses. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Iconic or the Company would be liable in connection with the transactions contemplated by this Agreement and the Transaction Agreements.

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Section 4.16 Intellectual Property.

(a) Schedule 4.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) each issued Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name, in each case, in which the Company has an ownership interest (collectively, “Registered IP”); and (ii) material Software in which the Company has an ownership interest and are either used in the operations of the Company, used to provide services generally offered by the Company to customers as of the date hereof or constitute products generally offered by the Company to customers as of the date hereof (in each case with respect to clause (i), setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner).

(b) Except as would not be material to the Company, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and owns, or has the right to use pursuant to a valid license, sublicense or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the Business of the Company, as presently conducted (it being understood that the foregoing representation in this Section 4.16(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property), and (ii) none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or the Transaction Agreements or the consummation of the Transactions.

(c) Except as would not, individually or in the aggregate, be material to the Company and the conduct and operation of the Business of the Company as presently conducted (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company) to the Knowledge of the Company, the Company has not since Formation infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person.

(d) There are no Legal Proceedings pending (or, to the Knowledge of the Company, threatened) and the Company has not received from any Person since Formation any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (A) of any infringement, misappropriation or other violation of any Intellectual Property right of any Person or (B) contesting the use, ownership, validity, or enforceability of any of the Owned Intellectual Property or any Licensed Intellectual Property that is the subject of an exclusive license, whether exclusive to a territory or exclusive to a field of use (the “Exclusively Licensed Intellectual Property”).

(e) To the Knowledge of the Company, except as would not, individually or in the aggregate, be material to the Company, no third Person is infringing, misappropriating or violating, any Owned Intellectual Property or Exclusively Licensed Intellectual Property, and no such claims have been made in writing against any Person by the Company since Formation. None of the material Owned Intellectual Property or Exclusively Licensed Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer, or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property or Exclusively Licensed Intellectual Property.

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(f) No past or present director, officer or employee of the Company owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past or present employees, consultants, and independent contractors of the Company who were or are either (i) privy to any material Trade Secrets of the Company or (ii) engaged in creating or developing for or on behalf of the Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement pursuant to which such Person has respectively, (x) agreed to hold all confidential information of the Company in confidence; and (y) presently assigned to the Company all of such Person’s rights, title and interest in and to all such material Intellectual Property created or developed for the Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vested in the Company by operation of law). To the Knowledge of the Company, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(g) The Company has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets constituting Owned Intellectual Property and Exclusively Licensed Intellectual Property (including all source code for any material Software constituting Owned Intellectual Property or Exclusively Licensed Intellectual Property) and all material Trade Secrets of any other Person in the Company’s possession and to whom the Company has a contractual confidentiality obligation with respect to such material Trade Secrets. No Trade Secret that constitutes Owned Intellectual Property or Exclusively Licensed Intellectual Property and is material to the Business of the Company has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, in each case, other than as subject to a written agreement restricting the disclosure and use of such Trade Secret.

(h) No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code of any Software constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents or other Owned Intellectual Property (collectively, “Copyleft Terms”), in each case, except as would not, individually or in the aggregate, be material to the Company. Except as would not, individually or in the aggregate, be material to the Company, the Company is in compliance with the terms and conditions of all relevant licenses for open source Software used in the Business of the Company.

(i) To the Knowledge of the Company, (i) no government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company in the development of any Owned Intellectual Property, and (ii) no Governmental Entity has any: (A) ownership interest or exclusive license in or to any material Owned Intellectual Property; (B) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Software constituting Owned Intellectual Property; or (C) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

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(j) Except as would not be material to the Company, the Company owns or has a valid right to access and use all Company IT Systems. The Company IT Systems are adequate in all material respects for the operation and conduct of the Business of the Company as currently conducted. To the Knowledge of the Company, neither the Company IT Systems nor any Software that constitutes Owned Intellectual Property contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or materially adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company, since Formation, there has been no unauthorized access to or material breach or material violation of any Company IT Systems. Since Formation, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems that have caused or could reasonably be expected to result in the material disruption of or material interruption in or to the conduct and operation of the Business of the Company.

(k) Except as would not be material to the Company, neither the execution, delivery and performance of this Agreement, the Transaction Agreements nor the consummation of the Transactions will result in the: (i) loss or impairment of, or any Lien (other than any Permitted Lien) on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 4.17 Privacy.

(a) The Company and any Person acting for the Company or on its behalf has at all times since Formation (in the case of any such Person, during the time such Person was acting for or on behalf of the Company) materially complied, as applicable to the Company, with: (i) all applicable Privacy Laws; (ii) all of the Company’s policies and notices regarding Personal Information; and (iii) all of the Company’s obligations regarding Personal Information and information technology security under any Contracts. The Company has not received since Formation any written notice of any claims, investigations, inquiries or alleged violations of applicable Privacy Laws, or regulations or contracts regarding Personal Information (including from third parties acting on its behalf), or been charged with the violation of any Privacy Laws. The Company has not been notified in writing, or been required by applicable Legal Requirement, or Contract to notify in writing, any Person of any personal data or information security-related incident.

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(b) To the Knowledge of the Company, since Formation the Company has: (i) implemented and maintained in all material respects commercially reasonable security regarding the confidentiality, integrity and availability of Company IT Systems and the data thereon (including Personal Information and other confidential data in its possession or under its control) against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) required all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information, business proprietary or sensitive information for or on behalf of the Company to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure its information technology systems, Personal Information, business proprietary or sensitive information from loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c) To the Knowledge of the Company, since Formation, there have been no material breaches, security incidents, misuse of or unauthorized access to or disclosures impacting the confidentiality, integrity and availability of the material Company IT Systems and the data thereon, including any Personal Information and other confidential data in the possession or control of the Company or collected, used or processed by or on behalf of the Company. To the Knowledge of the Company, the Company has not experienced any material information security incident that has compromised the integrity or availability of the Company IT Systems in any material respect. The Company has implemented commercially reasonable disaster recovery and business continuity plans, to safeguard the Personal Information in its possession or control.

(d) The practices, policies and procedures for the Company with regard to payment instrument information are in full compliance with all rules, regulations, standards and guidelines adopted or required (i) by all payment card brands that are accepted as a form of payment by, or whose instrument information is otherwise handled by, the Company, and (ii) by the Payment Card Industry Security Standards Council, in either case relating to privacy, data security or the safeguarding, disclosure or handling of payment instrument information, including but not limited to (A) the Payment Card Industry Data Security Standards, (B) the Payment Card Industry’s Payment Application Data Security Standard, (C) the Payment Card Industry’s PIN Transaction Security requirements, (D) Visa’s Cardholder Information Security Program and Payment Application Best Practices, (E) American Express’s Data Security Operating Policy, (F) MasterCard’s Site Data Protection Program and POS Terminal Security program, and (G) the analogous security programs implemented by other card brands, in each case as they may be amended from time to time.

Section 4.18 Agreements, Contracts and Commitments.

(a) Schedule 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Company shall mean each Company Real Property Lease and each of the following Contracts to which the Company is a party:

(i) Each Contract (including purchase orders with suppliers or customers) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company of more than $25,000;

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(ii) Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company from a third party;

(iii) Each Contract related to any material equipment used in the manufacturing, packaging and/or distribution of the Company’s products, including, without limitation, all Contracts concerning the Software and technology related thereto or the maintenance thereof;

(iv) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company, in each case, whether by merger, purchase or sale of stock or assets or otherwise occurring in the last three years, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing (other than customary non-disclosure and similar obligations incidental thereto) or (B) entered into in the ordinary course of business;

(v) Each collective bargaining (or similar) agreement or Contract with any labor union or other body representing employees of the Company;

(vi) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $25,000;

(vii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(viii) Each agreement with any Affiliate of the Company;

(ix) Each Contract with any current or former employee or consultant of the Company;

(x) Each Contract, other than customary non-disclosure agreements, that contains covenants expressly limiting in any material respect the freedom of the Company to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(xi) Each Contract providing for indemnification or any guaranty by the Company, in each case that is material to the Company, other than (A) any guaranty by the Company of any of the obligations of the Company or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(xii) Each Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company;

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(xiii) any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Transactions will obligate Iconic or the Company to conduct business on an exclusive or preferential basis;

(xiv) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) pursuant to which the Company either (A) grants to a third Person a license, immunity, or other right in or to any material Owned Intellectual Property or (B) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of the Company, provided, however, that none of the following shall be required to be set forth on Schedule 4.18(a)(xiv) of the Company Disclosure Letter but shall constitute Company Material Contracts if they otherwise qualify: (x) non-exclusive licenses of Owned Intellectual Property granted by the Company to customers in the ordinary course of business consistent with past practice; (y) licenses of open source Software; and (z) click-wrap, shrink-wrap and off-the-shelf Software licenses of customized Software that are available on standard terms to the public generally with license, maintenance, support and other fees less than $5,000 per year; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.18(a).

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, all Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception and (ii) represent the legal, valid and binding obligations of the Company and, to the Knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts in effect as of the date hereof have been made available to Iconic. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or default under, and to the Knowledge of the Company, no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such material breach, default or event.

Section 4.19 Insurance. Schedule 4.19 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Iconic or its representatives. The Insurance Policies satisfy in all material respects all insurance-related requirements necessary for the operation of the business and for the Company to maintain in good standing all Approvals. The Company has not received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending claim by the Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

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Section 4.20 Related Party Transactions. No member, officer, director or immediate family member of any member, officer or director of the Company is presently a party to any Contract with the Company other than (a) Company Benefit Plans, (b) Contracts relating to labor and employment matters, and (c) Contracts entered into on an arm’s length basis and in the ordinary course of business and set forth on Schedule 4.20 of the Company Disclosure Letter (any such Contract, an “Affiliate Agreement”).

Section 4.21 Customers and Suppliers. Schedule 4.21 of the Company Disclosure Letter sets forth the (i) ten (10) largest suppliers (in terms of dollars spent by the Company) of the Company during the calendar year 2020 and from January 1, 2021 to the date hereof, (ii) the ten (10) largest customers (in terms of dollars billed by the Company) of the Company during the calendar year 2020 and from January 1, 2021 to the date hereof and (iii) the dollar amount of goods purchased by the Company from each such supplier and the dollar amount billed by the Company to each such customer during each such period (the “Major Business Partners”). Except as otherwise set forth in Schedule 4.21 of the Company Disclosure Letter, the Company maintains good relations with its respective Major Business Partners, and no such party has canceled, terminated or materially modified or, to the Knowledge of the Company, made any threat to cancel, terminate or otherwise materially modify its relationship with or to decrease its services or supplies to or its direct or indirect purchase or usage of the products or services of the Company. No material rebates (volume or otherwise), discounts or benefits are due, accruing due or payable to any customer of the Company. Except as set forth on Schedule 4.21 of the Company Disclosure Letter, no supplier of the Company is a sole source supplier, nor during the last twelve (12) months, has the Company been dependent upon any one supplier for more than ten percent (10%) by value of its purchases. For the avoidance of doubt Contracts with Major Business Partners shall be considered Company Material Contracts for all purposes hereunder.

Section 4.22 Anti-Corruption; Sanctions.

(a) Since Formation the Company has complied in all material respects with all applicable anti-bribery and anti-corruption Legal Requirements, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, (collectively, the “Anti-Corruption Laws”), and (ii) all applicable anti-money laundering Legal Requirements, including the Currency and Foreign Transactions Reporting Act of 1970, commonly called the Bank Secrecy Act, as amended, and the Money Laundering Control Act of 1986, as amended, or any rules or regulations thereunder (collectively, the “Anti-Money Laundering Laws”), including the maintenance of appropriate anti-money laundering programs to ensure compliance with such Anti-Money Laundering Laws, and no material deficiencies in such programs have been identified.

(b) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Legal Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Anti-Money Laundering Law.

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(c) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(d) Neither the Company nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company, is a Person that is the subject of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any applicable sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor, to the Knowledge of the Company, are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. Since Formation the Company has not been in material violation of applicable Sanctions.

Section 4.23 CARES Act. Except as set forth on Schedule 4.23 of the Company Disclosure Letter, the Company has not incurred any loan (including any deferred Taxes), note, bond, debenture or other debt instrument, debt security or other similar instrument, directly or indirectly, pursuant to any program established by the CARES Act, as amended or supplemented from time to time.

Section 4.24 Liquor Licenses. Schedule 4.24 of the Company Disclosure Letter sets forth a true, correct, and complete list of all Liquor Licenses held by the Company. To the extent required by applicable Legal Requirements, the Company possesses a Liquor License and all Approvals necessary to manufacture, store, label, ship, sell and deliver each and every alcoholic beverage product in every jurisdiction in which it does business or into which it sells or ships products.

Section 4.25 Company Member Approval of this Agreement and the Transactions. The Company has received unanimous approval from Company Members to enter into this Agreement and to consummate the Transactions.

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Section 4.26 No Other Representations and Warranties; Disclaimer of Other Warranties.

(a) Except for the representations and warranties contained in this Article IV (including the related portions of the Company Disclosure Letter), neither the Company, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Iconic or its representatives (including the information set forth in Section 5.10(b).

(b) The Company hereby acknowledges that, except as expressly provided in Article V, neither Iconic nor any of its Affiliates or representatives has made, is making, or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to the Company, any of its Affiliates or representatives or any other person, with respect to Iconic or any of its respective businesses, assets or properties of the foregoing, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing and notwithstanding anything to the contrary: (a) neither Iconic nor any of its Affiliates or representatives shall be deemed to make to the Company, Company Members or their respective Affiliates or representatives any representation or warranty other than as expressly made by Iconic to the Company in Article V and the representations and warranties in the other transaction documents; and (b) neither Iconic nor any of its Affiliates or representatives, has made, is making, or shall be deemed to make to the Company, Company Members, or their respective Affiliates or representatives or any other Person any representation or warranty, express or implied, with respect to: (i) the information distributed or made available to them by or on behalf of Iconic in connection with this Agreement and the Transactions; (ii) any management presentation, confidential information memorandum or similar document; or (iii) any financial projection, forecast, estimate, budget or similar item relating to Iconic or any of its business, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing. The Company hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article V of this Agreement. The Company acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of Iconic and the business, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing and, in making its determination to proceed with the Transactions the Company has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of Iconic expressly and specifically set forth in Article V of this Agreement and the representations and warranties in the other Transaction Agreements. Notwithstanding anything to the contrary in this Section 4.26, claims against Iconic or any other Person shall not be limited in any respect in the event of Fraud in the making of the representations and warranties in Article V by such Person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ICONIC

Except as (a) set forth in the Disclosure Letter dated as of the date of this Agreement and delivered by Iconic to the Company on or prior to the date of this Agreement (the “Iconic Disclosure Letter”) and (b) as disclosed on (i) Iconic’s annual report Form 10-K for the fiscal year ended December 31, 2020 and/or (ii) Iconic’s quarterly report on Form 10-Q filed for the fiscal quarter ended March 31, 2021, in each case as filed with the SEC and publicly available, Iconic represents and warrants to the Company and Company Members as of the date hereof as follows:

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Section 5.01 Organization and Qualification.

(a) Iconic is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Iconic has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Iconic.

(b) Iconic is not in violation of any of the provisions of its respective Organizational Documents.

(c) Iconic is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except as would not be material to Iconic.

Section 5.02 Capitalization.

(a) On or about the Closing Date, Iconic has authorized One Hundred Million (100,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”), consisting Forty Five- Thousand (45,000) shares of Series A-2 Convertible Preferred Stock, of which a total of 26,623.49 shares are issued and outstanding.

(b) On or about the Closing Date, Five Hundred Million (500,000,000) shares of Iconic Common Stock are authorized and 89,182,764 shares are issued and outstanding and, as contemplated by this Agreement, Iconic has committed to issue to Company Members Iconic Common Stock as Stock Consideration. All outstanding shares of Iconic Common Stock have been duly authorized, validly issued, fully paid and are non-assessable.

(c) On or about the Closing Date, warrants to acquire 87,643,083 shares of Iconic Common Stock (each a “Warrant”) are outstanding and exercisable at a price of $0.3125 per share. All of such Warrants were issued in compliance in all material respects with all applicable Legal Requirements.

(d) Each share of the Preferred Stock and the Iconic Common Stock and each Warrant: (i) has been issued in compliance in all material respects with: (A) applicable Legal Requirements; and (B) the Organizational Documents of Iconic; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Legal Requirements, the Organizational Documents of Iconic or any Contract to which any of Iconic is a party or otherwise bound.

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(e) Each share of Iconic Common Stock issued upon exercise of any Warrant (i) will be issued in compliance in all material respects with: (A) applicable Legal Requirements; and (B) the Organizational Documents of Iconic; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Legal Requirements, the Organizational Documents of Iconic or any Contract to which Iconic is a party or otherwise bound.

(f) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Iconic or any of its subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Iconic Common Stock.

(g) The shares of Iconic Common Stock issued as Stock Consideration, when issued in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable and (ii) will be free and clear of any encumbrances. The issuance of Iconic Common Stock as Stock Consideration is not subject to any preemptive rights or rights of first refusal applicable to Iconic or any similar rights in respect thereof.

Section 5.03 Due Authorization. Iconic has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the Transaction Agreements that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Iconic of this Agreement, the Transaction Agreements and the consummation by Iconic of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Iconic, and no other proceedings on the part of Iconic are necessary to authorize this Agreement. This Agreement and the Transaction Agreements have been duly and validly executed and delivered by Iconic and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Iconic, enforceable against Iconic in accordance with their terms, subject to the Remedies Exception.

Section 5.04 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Iconic of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions shall: (i) conflict with or violate its Organizational Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.04(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Iconic, except, with respect to clause (ii) or (iii), as would not, individually or in the aggregate, have an Iconic Material Adverse Effect.

(b) The execution and delivery by Iconic of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Iconic is qualified to do business; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Iconic Material Adverse Effect, or prevent the consummation of the Transactions.

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Section 5.05 Board Approval. The board of directors of Iconic has, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of the stockholders of Iconic.

Section 5.06 Financial Statements/SEC Reports.

(a) The (i) the audited balance sheet as of December 31, 2020 and audited statements of operations and comprehensive loss, changes in equity and cash flows of Iconic for the twelve-month period ended December 31, 2020 (the “Iconic Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet as of March 31, 2021 and statements of operations and comprehensive loss and cash flows of Iconic as of and for the three-month period then ended (the “Iconic Interim Financial Statements” and, together with the Iconic Audited Financial Statements, the “Iconic Financial Statements”) of Iconic have been provided to the Company and Company Members and/or filed with the Iconic SEC Reports.

(b) The Iconic Financial Statements (i) present fairly, in all material respects, the financial position, results of operations and cash flows of Iconic as of the dates and for the periods indicated in such Iconic Financial Statements in conformity with GAAP on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of the Iconic Interim Financial Statements, the absence of footnotes and for normal year-end adjustments, which are not expected to be material) and (ii) were prepared from the books and records of Iconic.

(c) Iconic has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Iconic, (ii) any fraud, whether or not material, that involves Iconic’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Iconic or (iii) any claim or allegation regarding any of the foregoing.

(d) Since January 1, 2019, Iconic has filed with the SEC all forms, statements, registrations, reports and documents required to be filed by it under the Securities Act and the Exchange Act (collectively, the “Iconic SEC Reports”). The Iconic SEC Reports: (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and Exchange Act, as applicable and (ii) did not, at the time they were filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such amending or superseding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) To Iconic’s Knowledge, none of the Iconic SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, of Iconic or any of its subsidiaries. Iconic has not received written comments from the SEC staff regarding any of the Iconic SEC Reports that remain unresolved.

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Section 5.07 No Undisclosed Liabilities. Iconic does not have any liabilities (whether accrued, absolute, contingent, unknown or otherwise) that would be required to be set forth on a balance sheet prepared in accordance with GAAP, except for liabilities: (a) provided for in, or otherwise reflected or reserved for on the Iconic Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Iconic Financial Statements in the ordinary course of the operation of business of Iconic and which are not material in amount; (c) incurred in connection with the transactions contemplated by this Agreement or the Transaction Agreements; or (d) that would not be material to the business of Iconic, taken as a whole.

Section 5.08 Litigation. (a) There are no pending or, to Iconic’s knowledge, threatened Legal Proceedings against Iconic or any of its properties or assets, or any of its directors or officers with regard to their actions as such; (b) there are no pending or, to Iconic’s knowledge, threatened audits, examinations or investigations by any Governmental Entity against Iconic; (c) there are no pending or threatened in writing Legal Proceedings by Iconic against any third party; (d) there are no settlements or similar agreements that impose any material ongoing obligations or restrictions on Iconic; (e) there are no Orders imposed or, to Iconic’s knowledge, threatened to be imposed upon Iconic or any of its properties or assets, or any of its directors or officers with regard to their actions as such; and (f) there are no investigations or Legal Proceedings pending or, to Iconic’s knowledge, threatened against or by Iconic or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.09 Brokers. Neither Iconic nor any of its Affiliates, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.10 No Other Representations and Warranties; Disclaimer of Other Warranties.

(a) Except for the representations and warranties contained in this Article V (including the related portions of the Iconic Disclosure Letter), neither Iconic nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Iconic, including any representation or warranty as to the accuracy or completeness of any information regarding Iconic furnished or made available to the Company or Company Members, or their respective representatives (including the information set forth in Section 4.26(b) and Section 6.08(b)).

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(b) Iconic hereby acknowledges that, except as expressly provided in Article IV, with respect to the Company, and Article VI, with respect to Company Members, none of the Company, Company Members or any of their respective Affiliates or representatives has made, are making, or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to Iconic, any of its Affiliates or representatives or any other Person, with respect to the Company, Company Members or any of their respective directors, officers, employees, businesses, assets or properties of the foregoing, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing and notwithstanding anything to the contrary contained herein: (a) none of the Company, Company Members or any of their respective Affiliates or representatives shall be deemed to make to Iconic or its Affiliates or representatives any representation or warranty other than as expressly made by the Company or Company Members to Iconic in Article IV, with respect to the Company, and Article VI, with respect to Company Members; and (b) none of the Company, Company Members or any of their respective Affiliates or representatives, has made, are making, or shall be deemed to make to Iconic or its Affiliates or representatives or any other Person any representation or warranty, express or implied, with respect to: (1) the information distributed or made available to Iconic or its representatives by or on behalf of the Company or Company Members in connection with this Agreement and the Transactions; (2) any management presentation, confidential information memorandum or similar document; or (3) any financial projection, forecast, estimate, budget or similar item relating to the Company and/or the business, assets, liabilities, properties, financial condition, results of operations and projected operations of the Company. Iconic hereby acknowledges that it has not relied on any promise, representation or warranty that is not expressly set forth in Article IV or Article VI. Iconic acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the Company, Company Members and the business, assets, liabilities, properties, financial condition, results of operations and projected operations of the foregoing and, in making its determination to proceed with the Transactions, Iconic has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of the Company and Company Members expressly and specifically set forth in Article IV, with respect to the Company, and Article VI, with respect to Company Members, and the representations and warranties in the Transaction Agreements. Notwithstanding anything to the contrary in this Section 5.10, claims against the Company, Company Members or any other Person shall not be limited in any respect in the event of Fraud in the making of the representations and warranties in Article IV and Article VI by such Person.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
COMPANY MEMBERS

Except as set forth in the Disclosure Letter dated as of the date of this Agreement and delivered by Company Members to Iconic on or prior to the date of this Agreement (the “Company Member Disclosure Letter”), Company Members, on a several and not joint basis, represent and warrant to Iconic as of the date hereof as follows:

Section 6.01 Organization and Qualification.

(a) As applicable, each Company Member is duly organized, validly existing and in good standing under the applicable Legal Requirements of the state in which it exists. As applicable, each Company Member has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to such Company Member’s business as a whole.

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Section 6.02 Due Authorization. Each Company Member has the requisite power and authority to: (a) execute, deliver and perform this Agreement and each Transaction Agreement that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by each Company Member of this Agreement, and the consummation by Company Members of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each Company Member, as applicable, and no other proceedings on the part of Company Members are necessary to authorize this Agreement. This Agreement and the Transaction Agreements have been duly and validly executed and delivered by Company Members and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Company Members (as applicable), enforceable against Company Members in accordance with their terms, subject to the Remedies Exception.

Section 6.03 No Conflict.

(a) Neither the execution, delivery nor performance by Company Members of this Agreement or the other Transaction Agreements to which any of them is a party, nor the consummation of the Transactions shall: (i) conflict with or violate their respective Organizational Documents, as applicable; (ii) assuming that any consents, approvals, orders, authorizations, registrations, filings or permits required hereunder are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to any third party any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the Contracts, properties or assets of Company Members, except, with respect to clauses (ii) or (iii), as would not, individually or in the aggregate, prevent the consummation of the Transactions.

(b) The execution and delivery by each Company Member of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent the consummation of the Transactions.

(c) To Company Members’ Knowledge, (i) all applications filed by the Company for Liquor Licenses and Approvals were made with full disclosure of all relevant facts, including the method of operation, and (ii) the method of operation of the Company matches that which was filed with each applicable Governmental Entity. To Company Members’ Knowledge there are no grounds for revocation, suspension or limitation of any Liquor Licenses or Approvals or other material Approvals exist and no Actions are pending or, to Company Members’ Knowledge, threatened that seek the revocation, cancellation, suspension, limitation or modification of any of the same.

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Section 6.04 Company Interests. Company Members have sole ownership of the Company Interests free and clear of all Liens (other than Permitted Liens and restrictions on transfer pursuant to applicable securities Legal Requirements). Company Members are not party to any option, warrant, purchase right or other Contract other than this Agreement that requires Company Members to sell, transfer or otherwise dispose of any Company Interests, or that gives any other Person any rights with respect to the Company Interests or otherwise pertains to the Company Interests. Company Members are not party to any voting trust, proxy or other Contract with respect to the voting of any Company Interests.

Section 6.05 Securities Matters.

(a) Company Members acknowledge that the shares of Iconic Common Stock comprising the Stock Consideration are not registered under the Securities Act or any state or foreign securities laws on the grounds that the issuance thereof to Company Members in connection with the transactions contemplated by this Agreement is exempt from otherwise applicable registration requirements.

(b) Each Company Member is acquiring its portion of the shares of Iconic Common Stock comprising the Stock Consideration solely for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof and each such Company Member has no plans to enter into any contract, undertaking or agreement for such purpose, provided, however, each Company Member may distribute its portion of the Stock Consideration as a pro rata distribution or dividend to its equity holders for no consideration.

(c) Company Members understand that the shares of Iconic Common Stock comprising the Stock Consideration are restricted securities and may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state and foreign securities laws and regulations, as applicable.

Section 6.06 Litigation. There are no pending or, to the knowledge of the Company Members, threatened Legal Proceedings against Company Members (a) that question the validity of this Agreement or any action taken or to be taken by such Company Members in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Company Members to perform their respective obligations under, and consummate the transactions contemplated by, this Agreement.

Section 6.07 Brokers. No Company Members, nor any of their respective Affiliates, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 6.08 No Other Representations and Warranties; Disclaimer of Other Warranties.

(a) Except for the representations and warranties contained in this Article VI (including the related portions of the Company Member Disclosure Letter), neither Company Members nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Company Members, including any representation or warranty as to the accuracy or completeness of any information regarding Company Members furnished or made available to Iconic or its representatives.

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(b) Company Members hereby acknowledge that, except as expressly provided in Article V, neither Iconic nor any of its Affiliates or representatives has made, is making, or shall be deemed to make any representation or warranty whatsoever, express or implied, at law or in equity, to Company Members, any of their respective Affiliates or representatives or any other Person, with respect to Iconic or any of its directors, officers, employees, businesses, assets or properties of the foregoing, or otherwise, including any representation or warranty as to merchantability, fitness for a particular purpose, future results, proposed businesses or future plans. Without limiting the foregoing and notwithstanding anything to the contrary: (a) neither Iconic nor any of its Affiliates or representatives shall be deemed to make to Company Members or their respective Affiliates or representatives any representation or warranty other than as expressly made by Iconic to Company Members in Article V; and (b) neither Iconic nor any of its Affiliates or representatives, has made, is making, or shall be deemed to make to Company Members or their respective Affiliates or representatives or any other Person any representation or warranty, express or implied, with respect to: (1) the information distributed or made available to Company Members or their respective representatives by or on behalf of Iconic in connection with this Agreement and the Transactions; (2) any management presentation, confidential information memorandum or similar document; or (3) any financial projection, forecast, estimate, budget or similar item relating to Iconic and/or the business, assets, liabilities, properties, financial condition, results of operations and projected operations of Iconic.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Company Member Approval. Upon the terms set forth in this Agreement, and in accordance with the Company’s Organizational Documents, the Company shall solicit and obtain the requisite approval of Company Members (the “Company Member Approval”) to this Agreement and to the Transactions contemplated hereby.

Section 7.02 Regulatory Notices and Filings.

(a) Iconic, the Company and Company Members shall timely file and/or deliver all notices and or applications in connection with any approval required by any Governmental Entity having jurisdiction over any Liquor License held or applied for by the Company in accordance with the law of the licensing jurisdiction as detailed on Schedule 7.02(a) hereof.

(b) Without limiting the generality of the foregoing, the Parties shall cooperate with one another, their agents and representatives, and use commercially reasonable efforts to give or obtain any consent, approval or notice to any Governmental Entity or person with respect to the Liquor Licenses that are required, necessary or advisable in order for the Company to operate in substantially the same manner as prior to Closing. Each of the Parties hereto will take such further action as any other Party hereto reasonably may request with respect to obtaining such consents or approvals from any Governmental Entity, which includes the execution and delivery of such further instruments, documents, applications, amended applications, renewal applications, notices, information, responses to inquiry by any Governmental Entity or other documents necessary or appropriate to obtain, amend or renew a Liquor License or Approval.

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(c) All of the Parties recognize that the operation of the Company requires certain Liquor Licenses issued by Governmental Entities. As applicable, each Party represents that it and its respective officers, directors, members, shareholders managers, and owners (“Person Required To Be Licensed” ) qualify to hold the type of licenses and permits held by or required to be held by an entity which makes, bottles, labels, stores and sells wine. Each Person Required To Be Licensed is qualified to hold all licenses and permits necessary or convenient for the Company to operate as it has been operating prior to the execution of this Agreement. No Person Required To Be Licensed has or will have an impediment that will negatively affect the Company’s ability to hold and maintain any such license or permit. The Parties agree that should any Person Required To Be Licensed be or become disqualified from holding such license or as a result of such person the Company would become disqualified from holding such license that person shall either be removed from such office or position or be required to transfer any interest held to a person, reasonably acceptable to the Parties, who does so qualify.

(d) Any obligation to increase or change the ownership of any person or Party that may be required under this Agreement shall be conditioned upon the receipt of any approvals necessary or convenient from any governmental entity having jurisdiction over the Company in connection with any license or permit held by the Company. Any delay in fulfilling the obligations under this Agreement resulting from the need to make applications to and receive approval for such license or permit change, shall not be considered a breach of this Agreement; nor shall any failure to make such ownership transfer as a result of the denial of said application be a breach hereof.

Section 7.03 Other Filings; Press Release.

(a) Iconic shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Iconic and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Iconic shall issue the Closing Press Release and shall file the Closing Form 8-K with the SEC.

Section 7.04 Confidentiality; Access to Information.

(a) Iconic and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement. Beginning on the date hereof and ending on the second anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or Iconic, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents or representatives from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by Iconic (in the case of the Company) or the Company (in the case of Iconic). Iconic and the Company shall be permitted to disclose such information as may be appropriate or requested by a Governmental Entity having jurisdiction in connection with any application or request for consent to the Transactions related to a Liquor License.

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(b) None of the Parties will make any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of Iconic.

Section 7.05 No Iconic Securities Transactions. Neither Company Members nor the Company, directly or indirectly, shall engage in any transactions involving the securities of Iconic prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall direct each of its officers, directors and members of senior management to comply with the foregoing requirement.

Section 7.06 Directors’ and Officers’ Liability Insurance.

(a) Iconic agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in its Organizational Documents shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing Date. For a period of six years from the Closing Date, Iconic shall cause the Company to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s Organizational Documents as in effect immediately prior to the Closing Date, and Iconic shall, and shall cause the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party for a period of six years from the Closing Date; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Iconic shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.06.

(b) Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the Company. Iconic shall, and shall cause the Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.06(b).

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(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Organizational Documents of the Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Iconic and the Company under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.06 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.06.

(d) If Iconic or, after the Closing, the Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Iconic or the Company, as applicable, assume the obligations set forth in this Section 7.06.

Section 7.07 Tax Matters.

(a) The Parties intend that, with respect to any Pre-Closing Tax Period ending on and including the Closing Date, the Company will be classified for federal income Tax purposes as a partnership. The Company Members agree to promptly inform Iconic of the status of the Entity Classification Election Withdrawal Request and to make reasonable best efforts to ensure that the Company’s classification for federal income Tax purposes with respect to any Pre-Closing Tax Period ending on and including the Closing Date is that of a partnership.

(b) Company Members shall be responsible for any Pre-Closing Taxes. For purposes of determining Company Members’ share of any Taxes with respect to any Straddle Period, the amount of any Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c) Company Members shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns of the Company required to be filed with respect to any taxable periods ending on or before the Closing Date (the “Pre-Closing Tax Returns”), the cost of which shall be borne by the Company Members. With respect to any Pre-Closing Tax Returns of the Company that are required to be filed after the Closing Date, Company Members shall deliver any such Pre-Closing Tax Returns to Iconic for its review at least twenty (20) days (or, in the case of any such Pre-Closing Tax Return required to be filed more frequently than annually, ten (10) days) prior to the date such Pre-Closing Tax Return is required to be filed (including extensions) and Company Members shall consider in good faith such revisions to such Pre-Closing Tax Returns as are reasonably requested by Iconic. Iconic shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) any Tax Returns of the Company required to be filed with respect to any Straddle Period (“Straddle Period Tax Returns”), the cost of which shall be borne by Iconic. Iconic shall prepare any Straddle Period Tax Returns in a manner consistent with past practice of the Company in all material respects. Iconic shall deliver any Straddle Period Tax Return to Company Members for review at least twenty (20) days (or, in the case of any Straddle Period Tax Return required to be filed more frequently than annually, ten (10) days) prior to the date such Straddle Period Tax Return is required to be filed (including extensions) and Iconic shall consider in good faith such revisions to such Straddle Period Tax Returns as are reasonably requested by Company Members.

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(d) Iconic will promptly notify Company Members in writing upon receipt by Iconic, the Company or any of their respective Affiliates of written notice of any inquiries, demand, claims, assessments, audits or similar events with respect to Taxes for which Company Members may be liable under this Agreement (any such inquiry, demand, claim, assessment, audit or similar event, a “Tax Contest”). With respect to any Tax Contest by any Governmental Entity relating to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Contest”), Company Members shall control all proceedings and may take any action (or decline to take any action) with respect to any Pre-Closing Tax Contest, provided that any such action (or inaction) does not increase the Tax liability of or attributable to the Company or Iconic for any Straddle Period or any Post-Closing Tax Period. In the event that such action or inaction would increase the Tax liability of or attributable to the Company or Iconic for any Straddle Period or any Post-Closing Tax Period, then no such action or inaction may be implemented or effectuated without the prior written consent of Iconic (such consent not to be unreasonably withheld, conditioned or delayed). Iconic shall furnish Company Members with the usual form of power of attorney (IRS Form 2848 or similar state or local form) and provide to Company Members such records and information as may be necessary for Company Members to control all proceedings with respect to any Pre-Closing Tax Contest. With respect to any Tax Contest relating to a Straddle Period (a “Straddle Period Tax Contest”), Iconic shall control all proceedings; provided, however, that (i) Iconic shall keep Company Members fully apprised of all aspects of any such Straddle Period Tax Contest and shall make commercially reasonable efforts to incorporate suggestions proposed by Company Members, and (ii) in no event shall Iconic settle or dispose of any Straddle Period Tax Contest without the prior written consent of Company Members, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Iconic shall pay to Company Members all Tax refunds, credits or other reductions of Taxes of the Company that are attributable to any Pre-Closing Tax Period (other than refunds or credits of Taxes attributable to items arising in any portion of a Straddle Period beginning after the Closing Date). Iconic shall pay to Company Members the amount of any such refund, credit or reduction within ten (10) days after receipt or entitlement thereto. Iconic shall reasonably cooperate, and shall cause the Company to reasonably cooperate, with Company Members in claiming such Tax refunds, credits or reductions.

(f) None of Iconic, the Company or any of their respective Affiliates, shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to any Pre-Closing Tax Period without the prior written consent of Company Members, which consent shall not be unreasonably withheld, conditioned or delayed.

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(g) All direct or indirect transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne equally by Company Members on the one hand and Iconic on the other hand. Iconic shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) any Tax Return or other document with respect to such Taxes or fees (and Company Members and Iconic shall reasonably cooperate with respect thereto as necessary). The cost of preparing and filing such Tax Returns or other document shall be borne equally by Company Members on the one hand and Iconic on the other hand.

(h) All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there shall be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

(i) Each of Iconic and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the Transactions to qualify for the Intended Tax Treatment and (ii) not to take or cause to be taken any action reasonably likely to cause, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to cause, the Transactions to fail to qualify for the Intended Tax Treatment.

(j) Company Members and Iconic agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Tax Contest. Company Members, Iconic and the Company shall reasonably cooperate with each other in the conduct of any Tax Contest or other proceeding involving or otherwise relating to the Company (or the income or assets of the Company) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.07(j). Any information obtained under this Section 7.07(j) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax Contest or other Tax proceeding. To the extent of any conflict between the provisions of this Section 7.07(j) and the provisions of Section 7.07(d), the provisions of Section 7.07(d) shall control with respect to any Pre-Closing Tax Contest and any Straddle Period Tax Contest.

(k) The parties acknowledge and agree that for United States federal income Tax purposes, the acquisition by Iconic of the Company Interests shall be treated in a manner consistent with Revenue Ruling 99-6, 1999-1 C.B. 432.

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(l) For Tax purposes, the Company Members and Iconic shall allocate the Total Consideration (and any other items that are treated as additional consideration in respect of the Company Interests for Tax purposes as of the Closing Date) to the assets of the Company in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state or local Legal Requirements, as applicable) (the “Allocation Schedule”). No later than ninety (90) days after the Closing Date, the Company Members shall deliver to Iconic a proposed Allocation Schedule (the “Proposed Allocation Schedule”). If within thirty (30) days after the delivery of the Proposed Allocation Schedule to Iconic, Iconic shall not have objected in writing to the Proposed Allocation Schedule, then the Proposed Allocation Schedule shall become the Final Allocation Schedule. If Iconic objects in writing, setting forth in reasonable detail the reasons for such objection, to the Proposed Allocation Schedule within thirty (30) days after delivery thereof, the Company Members and Iconic shall use reasonable best efforts to attempt to resolve any such disagreement. If the Company Members and Iconic are unable to reach an agreement on any disputed issues within thirty (30) days after the delivery of Iconic’s written objection, then the Company Members and Iconic shall promptly submit such disputed items to the Independent Accountants for resolution. Any allocation determined by the Independent Accountants shall incorporate, reflect and be consistent with the provisions of Section 7.07(k). The Proposed Allocation Schedule, if no timely objection is made by Iconic, or as adjusted to reflect any agreement between the Company Members and Iconic or any determination by the Independent Accountants shall become final (the “Final Allocation Schedule”).

(m) The Company, Iconic, and Company Members agree to be bound by the Final Allocation Schedule and act, and cause their respective Affiliates to act, in accordance with the Final Allocation Schedule for all federal, state and local Tax purposes and not to take, or cause to be taken, any action or position that would be inconsistent with or prejudice the Final Allocation Schedule, except as otherwise required by applicable Legal Requirements. In the event the Total Consideration is adjusted in accordance with any provision of this Agreement, the Final Allocation Schedule shall be appropriately adjusted to take into account such adjustment, and the parties shall cooperate in the filing and preparation of any supplemental documents and instruments (and any comparable forms for state and local Tax purposes) as may be required by applicable Legal Requirements to report the Final Allocation Schedule (including any adjustments thereto pursuant to this Section 7.07(m)).

Section 7.08 Affiliate Agreements. Except for the Affiliate Agreements set forth on Section 7.08 of the Company Disclosure Letter, all Affiliate Agreements shall be terminated or settled at or prior to the Closing Date without further liability to Iconic and the Company.

Section 7.09 Audited Financial Statements; Additional Company Financial Statements. Within sixty (60) days after Closing, (a) Iconic, with the cooperation of Company Members, shall cause its auditors to provide an audit of the balance sheets of the Company as of December 31, 2019 and December 31, 2020, and of the statements of operations and comprehensive loss, changes in equity and cash flows of the Company for the twelve-month periods ended December 31, 2019 and December 31, 2020, and (b) Company Members shall deliver to Iconic unaudited balance sheets for (i) the three-month period ended March 31, 2021, (ii) the six-month period ended June 30, 2021 and (iii) the period beginning June 30, 2021 and ending on the Closing Date, together with statements of operations and comprehensive loss, changes in equity and cash flows of the Company as of and for such periods then ended. The cost of the audit, subject to a cap of $30,000, shall be accrued as a liability of the Company to Iconic as of Closing.

Section 7.10 New Jersey Bulk Sale Notice and Escrow; Tax Clearance or Escrow Letter

(a) As a condition to Closing and pursuant to N.J.S.A. 54:32B-22(c), Iconic shall notify the New Jersey Division of Taxation (“Division of Taxation”) of the Transactions at least ten (10) business days prior to the Closing Date, by the filing with the Division of Taxation a New Jersey Form C-9600, Notification of Sale, Transfer, or Assignment in Bulk. Each applicable Company Member shall provide Iconic with the information needed to file such notice, and each Company Member shall file with the Division of Taxation a New Jersey Form TTD, Asset Transfer Tax Declaration.

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(b) Iconic and Company Members acknowledge that it is within the authority of the Division of Taxation to direct that a portion of the Total Consideration be withheld from Company Members and placed into escrow at Closing. Iconic and Company Members agree that in the event that such an escrow is required by the Division of Taxation, the escrow agent shall act as escrow holder in connection with any such required escrow. The escrow monies will be held in escrow until the Division of Taxation makes a final determination as to the amount of any Taxes owed by Company Members, and the escrow monies will be released in accordance with, and only upon receipt of, a tax clearance letter from the Division of Taxation (the “Tax Clearance Letter”). The escrow agent shall be authorized to pay to the Division of Taxation such amounts as may be ultimately determined by the Division of Taxation to be due and owing.

(c) Notwithstanding Section 7.10(a) or Section 7.10(b), each Company Member shall indemnify Iconic for any Tax liability of such Company Member owing to the Division of Taxation or the State of New Jersey in connection with the Transactions (“Company Member New Jersey Taxes”).

Section 7.11 Public Information. During the two-year period commencing on the Closing Date, Iconic covenants and agrees to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Iconic after the date hereof pursuant to the Exchange Act. If Iconic is not required to file reports pursuant to the Exchange Act, Iconic covenants and agrees to prepare and furnish to any Company Member or any of their equityholders as of the date of this Agreement (“Company Member Equityholders”), as long as any such Company Member or Company Member Equityholder beneficially or legally owns shares of Stock Consideration, but only until such time as the shares may be sold under Rule 144(b)(i) without regard to meeting the requirements of Rule 144(c), and make publicly available in accordance with Rule 144(c), such information as is required for such Company Member or Company Member Equityholder to sell such shares of Stock Consideration under Rule 144. Iconic will be deemed to have furnished such reports to Company Members and Company Member Equityholders if Iconic has filed such reports with the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval system and such reports are publicly available. Iconic further covenants and agrees that it will take such further action as any holder of shares of Stock Consideration may reasonably request, all to the extent required from time to time to enable the Company Members and Company Member Equityholders to sell such shares of Stock Consideration without registration under the Securities Act pursuant to Rule 144, including without limitation, customary transfer agent instructions and legal opinions to remove restrictions and effectuate the transfer of shares.

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Section 7.12 Rule 144, Legend Removal and Other Cooperation. Provided that the holder of the shares of Stock Consideration qualifies and provides such documentation, representations and warranties as may be reasonably requested by Iconic, which request shall be solely in order for Iconic to comply with applicable Legal Requirements (e.g. representations regarding affiliate status and other customary Rule 144 representations), and (a) at least six months have elapsed since the Closing Date, and such holder of the shares of Stock Consideration is selling such shares or (b) at least one year has elapsed since the Closing Date without regard to intent to sell such shares, Iconic shall, promptly upon the written request of such holder, provided that such holder is not an Affiliate of Iconic, cause the removal of any securities law restrictive legend and any “stop order” or equivalent restriction with respect to any shares of Stock Consideration held in book entry form, and shall deliver such statements maintained by Iconic’s transfer agent representing such shares. If so requested by the holder, any shares of Stock Consideration subject to legend removal hereunder shall be transmitted by Iconic’s transfer agent to the holder’s broker through the direct registration system. If so requested by any Company Member in connection with the distribution or dividend of shares of Stock Consideration to its Company Member Equityholders for no consideration, Iconic shall cooperate with such Company Member and Iconic’s transfer agent to register the transfer of such shares on the records of Iconic and its transfer agent. For the avoidance of doubt, such shares would continue to bear any restrictive legend that would be applicable to the shares if they had continued to be owned by the distributing Company Member.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties.

(a) Except as set forth in Section 8.01(b), the representations and warranties made by the Company in Article IV of this Agreement, together in each case with the corresponding indemnification rights of the Indemnified Parties set forth in this Article VIII, shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Eastern Time on the date that is eighteen (18) months following the Closing Date.

(b) The representations and warranties made by the Company, Company Members or Iconic, as applicable, in Section 4.01 (Organization and Qualification), Section 4.02 (Capitalization), Section 4.03 (Due Authorization), Section 4.04 (No Conflict; Governmental Consents and Filings; Certain Actions), Section 5.01 (Organization and Qualification), Section 5.02 (Capitalization), Section 5.03 (Due Authorization), and Section 5.04 (No Conflicts; Required Filings and Consents), Section 6.01 (Organization and Qualification), Section 6.02 (Due Authorization), Section 6.03(a) (with respect to clauses (i) and (ii) only) (No conflict), Section 6.03(b) (No Conflict) and Section 6.04 (Company Interests) (collectively, the “Special Representations”), together in each case with the corresponding indemnification rights of the Indemnified Parties set forth in this Article VIII, shall survive the Closing and shall remain in full force and effect indefinitely. The representations and warranties contained in Section 4.13 (Taxes), Section 4.14 (Environmental Matters), Section 4.15 (Brokers; Third Party Expenses), and Section 5.09 (Brokers) (collectively, the “Fundamental Representations”), together in each case with the corresponding indemnification rights of the Indemnified Parties set forth in this Article VIII, shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations applicable to the subject matter of the applicable representation, at which time such representations and warranties shall terminate.

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(c) All of the covenants and obligations of the Company, Company Members and Iconic contained in this Agreement, together in each case with the corresponding indemnification rights of the Indemnified Parties set forth in this Article VIII, shall survive in accordance with their terms.

(d) Except as set forth in Section 8.01(b), all representations and warranties made by Iconic shall survive the Closing and shall remain in full force and effect until, and expire at, 11:59 p.m. Eastern Time on the date that is eighteen (18) months following the Closing Date.

Section 8.02 Indemnification by Company Members. Subject to the terms and conditions of this Article VIII, from and after the Closing, Company Members, jointly and severally, shall indemnify and defend each of Iconic, the Company and their Affiliates and their respective representatives (collectively, the “Iconic Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any Losses that are suffered or incurred by such Iconic Indemnitee or to which such Iconic Indemnitee may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in or breach of any representation or warranty of the Company set forth in Article IV of this Agreement;

(b) any breach or violation of any covenant or agreement of the Company to be performed pursuant to this Agreement;

(c) any Indebtedness of the Company not fully paid at or as of the Closing; or

(d) any Company Transaction Expenses not fully paid at or as of the Closing in accordance with Section 9.10;

(e) Any Pre-Closing Taxes; or

(f) Any Company Member New Jersey Taxes.

Section 8.03 Indemnification by Iconic. Subject to the other terms and conditions of this Article VIII, from and after Closing, Iconic shall indemnify and defend Company Members and their Affiliates and their respective representatives (collectively, the “Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any Losses that are suffered or incurred by such Member Indemnitee or to which such Member Indemnitee may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:

(a) any inaccuracy in or breach of any representation or warranty of Iconic set forth in Article V of this Agreement; or

(b) any breach or violation of any covenant or agreement of Iconic to be performed pursuant to this Agreement.

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Section 8.04 Indemnification Payments; Remedies.

(a) The Iconic Indemnitees shall be entitled to indemnification for any Losses with respect to the matters contained in Section 8.02(a) (other than claims for Losses relating to a Special Representation, a Fundamental Representation, any Pre-Closing Taxes, or any Company Member New Jersey Taxes, all of which shall not be subject to the Basket Amount) only to the extent that the aggregate Losses with respect thereto exceed an amount equal to $100,000 (the “Basket Amount”), at which point the Iconic Indemnitees shall be permitted to recover only such Losses in excess of the Basket Amount.

(b) In no event shall the aggregate amount of any Losses recoverable by the Iconic Indemnitees pursuant to Section 8.02(a) exceed $2,000,000; provided, however, that the foregoing limitation shall not apply to any Pre-Closing Taxes, any Company Member New Jersey Taxes, or any Losses incurred as a result of an inaccuracy in or breach of any Special Representation or Fundamental Representation.

(c) In no event shall the aggregate amount of Losses recoverable by the Member Indemnitees pursuant to Section 8.03(a) exceed $2,000,000; provided, however, that the foregoing limitation shall not apply to Losses incurred as a result of an inaccuracy in or breach of any Special Representation or Fundamental Representation.

(d) The maximum aggregate amount of Losses recoverable by the Iconic Indemnitees pursuant to this Article VIII from each Company Member shall not exceed the amount of Total Consideration received by such Company Member.

(e) Iconic shall not have any liability pursuant to Section 8.03 in an aggregate amount greater than the sum of the Total Consideration actually paid to Company Members.

(f) No Person shall be entitled to recover the amount of any Losses suffered by such Person for which indemnification is provided under this Article VIII more than once.

(g) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Agreement shall limit any remedy of an Iconic Indemnitee for Fraud on the part of Company Members, or a Member Indemnitee for Fraud on the part of Iconic, in connection with this Agreement or otherwise relating to the subject matter of this Agreement.

(h) The amount of any Losses for which indemnification is provided under this Article VIII shall be reduced by (i) any insurance proceeds actually received by an Indemnified Party (as defined below) with respect to such Losses (net of any deductible or co-payment and all out of pocket costs related to such recovery), (ii) any indemnification payments actually received from any third party, and (iii) any Tax savings realized or reasonably expected to be realized as a result of such Loss. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment pursuant to this Article VIII, it shall pay to the Indemnifying Party within ten (10) days of receiving such insurance payment, an amount equal to the amount of the insurance payments received (net of any deductible or co-payment and all out of pocket costs related to such recovery) up to the amount previously received by the Indemnified Party under this Article VIII.

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(i) In no event shall any Indemnifying Party be liable to any Indemnified Party for any (i) punitive, exemplary, or special damages, (ii) except to the extent reasonably foreseeable, consequential damages or (iii) damages based upon any type of multiple of profits or revenue, except in the case of each of clauses (i) through (iii), to the extent any such Losses are found by a court of competent jurisdiction to be owed to a third party.

(j) No Losses may be claimed under this Article VIII by any Indemnified Party to the extent such Losses are included in the calculation of the any Working Capital Adjustment pursuant to Section 2.01.

(k) Notwithstanding anything to the contrary in this Agreement, the Iconic Indemnitees shall not have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to a Tax period (or portion thereof) beginning after the Closing Date (other than with respect to a breach of the representations and warranties in Section Section 4.13(f), Section 4.13(i) and Section 4.13(l)) or (ii) result from transactions or actions taken by Iconic, the Company or any of their respective Affiliates after the Closing.

(l) Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement shall be read without regard and without giving effect to the terms “material”, “Material Adverse Effect” or similar qualifications.

(m) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party (or parties) against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Defense of Third-Party Claims.

(i) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Company Members, Iconic or any other Person) with respect to which any of the Iconic Indemnitees or the Member Indemnitees may be entitled to indemnification, compensation, reimbursement or payment or any other remedy pursuant to this Article VIII, an Indemnified Party shall promptly give the Indemnifying Party written notice (each a “Third Party Claim Notice”) of such claim or Legal Proceeding (each, a “Third Party Claim”); provided, however, that any failure on the part of an Indemnified Party to so notify the Indemnifying Party shall not limit any of the Indemnified Party’s rights to indemnification, compensation, reimbursement or payment under this Article VIII except to the extent such failure materially prejudices the defense of such Third Party Claim.

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(ii) With respect to any Third Party Claim, the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Third Party Claim Notice with respect to such Third Party Claim, to assume control of the defense of such Third Party Claim at the expense of the Indemnifying Party with counsel of its choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not have the right to assume control of such defense unless the Indemnifying Party has first notified the Indemnified Party within thirty (30) days after delivery of the Third Party Claim Notice with respect to such Third Party Claim that the Indemnified Party will be indemnified in accordance with the terms hereof from and against the Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; provided, further, that the Indemnifying Party shall not be entitled to assume the defense of a Third Party Claim: (i) that seeks non-monetary relief; (ii) that involves criminal or quasi-criminal allegations; (iii) that involves a Third Party Claim which the Indemnified Party has reasonably determined would be reasonably likely to present a conflict of interest between the Indemnifying Party and the Indemnified Party; (iv) to the extent that the Indemnifying Party reasonably determines that it has defenses, Third Party Claims or positions that might be not available to other Persons relating to such Third Party Claim (such as jurisdictional defenses); or (v) that is brought by a Government Entity or the Company or any of its Affiliates.

(iii) In the event that the Indemnifying Party does not agree in writing to control the defense of such Third Party Claim, fails to so respond within thirty (30) days after delivery of a Third Party Claim Notice with respect to such Third Party Claim or is otherwise ineligible to assume the defense of a Third Party Claim hereunder, the Indemnified Party may (i) control the defense of such Third Party Claim with counsel of its choosing, and (ii) defend against the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with the Indemnifying Party in connection therewith), provided that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

(iv) If the Indemnifying Party is controlling the defense of any Third Party Claim: (i) the Indemnified Party shall nonetheless have the right to participate in the defense of such Third Party Claim giving rise to the Indemnified Party’s Third Party Claim for indemnification at the Indemnified Party’s sole cost and expense; (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Third Party Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld; provided, however, that no such consent shall be required for any settlement that (A) is for money damages only and (B) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third Party Claim.

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(v) The party that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it. The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in connection with the defense of any Third Party Claim, including by retaining and providing to the party controlling such defense records and information that are reasonably relevant to such Third Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any materials provided hereunder. The party that is controlling such defense shall keep the other party reasonably advised of the status of such legal proceedings and the defense thereof.

(vi) If any Indemnified Party proceeds with the defense of any Third Party Claim, all fees and reasonable expenses, including attorneys’ fees, relating to the defense of such Third Party Claim shall be deemed to be Losses for which such Indemnified Party is entitled to indemnification, compensation, reimbursement or payment hereunder. To the extent of any conflict between the provisions of this Section 8.05 and the provisions of Section 7.07, the provisions of Section 7.07 shall control with respect to any Tax matters.

(b) Direct Claims. Any Legal Proceeding by an Indemnified Party on account of Losses which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (but no later than thirty (30) days after it becomes aware of such Losses); provided, however, that failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII unless and only to the extent that the Indemnifying Party is materially prejudiced by such failure, but in all events such notice must be provided prior to the expiration of the applicable survival period set forth in Section 8.01. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have twenty (20) days after its receipt of such notice (the “Investigation Period”) to make such investigation of such Direct Claim as the Indemnifying Party deems necessary or desirable and to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond prior to the end of the Investigation Period, the Direct Claim as set forth in such notice shall be binding and conclusive upon, and deemed accepted by, the Indemnifying Party. The Indemnified Party shall reasonably cooperate with the Indemnifying Party’s investigation of the Direct Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of the Investigation Period (or any mutually agreed upon extension thereof) to the validity and amount of such Direct Claim or the Indemnifying Party is deemed to have accepted the Direct Claim, the Indemnifying Party shall promptly pay to the Indemnified Party the full amount of the Direct Claim, subject to the terms and in accordance with the procedures set forth herein. If the Indemnified Party and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Indemnified Party may seek the appropriate legal or equitable remedy.

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(c) Payment. Once a Loss is agreed to by the Indemnifying Party or a court of competent jurisdiction shall have entered a final and non-appealable order or judgment that such Loss (or portion thereof) is required to be paid or otherwise satisfied by the Indemnifying Party pursuant to this Article VIII (such agreement or final order or judgment, the “Final Determination”), the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such Final Determination by wire transfer of immediately available funds to the Indemnified Party. If the Indemnifying Parties are Company Members, Iconic Indemnitees may in their sole discretion elect to do one or more of the following to satisfy any liability or other obligation for Losses owed to Iconic Indemnitees by Company Members pursuant to this Article VIII: (i) offset such excess against any Company Promissory Note, earned but unpaid First Year Earn-out Amount or earned but unpaid Second-Year Earn-out Amount; or (ii) require that such excess be paid or otherwise satisfied directly by Company Members, jointly and severally, within five (5) Business Days of the Final Determination of such Losses.

Section 8.06 Tax Treatment. The Parties agree to treat all payments under the provisions of this Article VIII as an adjustment to the amount of Total Consideration, unless otherwise required by Legal Requirements.

Section 8.07 Right of Setoff/Offset. In accordance with Section 3.01, if there are any Pending Claims (including unpaid claims) outstanding as of the date that any First Year Earn-out Amount or Second-Year Earn-out Amount shall otherwise have been payable to Company Members under Section 3.01, then, in lieu of paying such First Year Earn-out Amount or Second Year Earn-out Amount, as applicable, Iconic may deposit the amount of such Pending Claims, until the final resolution of any such Pending Claims, in an escrow account hosted by a bank chosen in accordance with Section 3.01, provided that such escrow shall only be released upon the submission of joint written instructions to the escrow agent, such instructions to be executed by each of Company Members, the Company and Iconic.

Section 8.08 Exclusive Remedies. Except with respect to Section 2.10 (Working Capital Adjustment), Section 7.07 (Tax Matters), Section 9.06 (Other Remedies; Specific Performance) and Section 9.08 (Consent to Jurisdiction; Waiver of Jury Trial), the Parties acknowledge and agree that, from and after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered, if delivered by email, with confirmation of transmission; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

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if to Iconic, to:

Iconic Brands, Inc.

44 Seabro Avenue

Amityville, NY 11701

Attention: Richard DeCicco

Email: richard.decicco@gmail.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: Brad D. Rose

Robert C. Lamonica

Email: brose@pryorcashman.com

  rlamonica@pryorcashman.com

if to the Company (prior to the Closing) or Company Members to:

TopPop LLC

4 East Stow Road, Unit 8

Marlton, NJ 08053

Attention: Tom Belton

Email: tabelton@gmail.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Attention: Justin J. Watkins

Email: justin.watkins@faegredrinker.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

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Section 9.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “TopPop Due Diligence” online data site hosted by Citrix/Sharefile at least one Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19.

Section 9.03 Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in two or more counterparts, all of which shall be considered one and the same document and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission, including by email or facsimile, to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 9.04 Entire Agreement; Third-Party Beneficiaries. This Agreement and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Section 7.06, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, which, for the avoidance of doubt, shall include the Company Member Equityholders, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

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Section 9.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 9.07 Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 9.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located in Wilmington, Delaware in connection with any matter based upon or arising out of this Agreement and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.01. Notwithstanding the foregoing in this Section 9.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 9.09 Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 9.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.

Section 9.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 9.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

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Section 9.13 Conflict. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 9.14 Disclosure Letter and Exhibits. The Company Disclosure Letter, the Company Members Disclosure Letter and the Iconic Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter, the Company Members Disclosure Letter or the Iconic Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter, the Company Members Disclosure Letter and the Iconic Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter, the Company Members Disclosure Letter or the Iconic Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter, the Company Members Disclosure Letter or the Iconic Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter, the Company Members Disclosure Letter or the Iconic Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company, Company Members or Iconic, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Iconic, the Company, or Company Members, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter, the Company Members Disclosure Letter or the Iconic Disclosure Letter, where a representation or warranty of the Company, Company Members or Iconic, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or Iconic Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or Iconic Material Adverse Effect. None of the Company, Company Members or Iconic shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter, the Company Members Disclosure Letter or the Iconic Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

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Section 9.15 Legal Representation. Iconic hereby expressly agrees, on behalf of itself and its Affiliates and its and their respective current shareholders, equityholders, members, managers and Representatives and each of the successors and assigns of the foregoing (all such Persons, “Waiving Parties”), that Faegre Drinker Biddle & Reath LLP (or any successor thereto) (“Faegre Drinker”) may represent the Company Members in connection with any Legal Proceeding arising in whole or in part under or in connection with this Agreement or the Transactions, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise, notwithstanding its representation of the Company or the Company Members. Iconic, on its own behalf and on behalf of the Waiving Parties, hereby consents thereto and irrevocably waives (and shall not assert) any conflict of interest regarding such representation; provided, however, that the foregoing provision shall not apply if Faegre Drinker is providing ongoing legal services to Iconic or its Affiliates after the Closing Date.

Section 9.16 Attorney-Client Privilege. Notwithstanding anything to the contrary in this Agreement, as to all communications between Faegre Drinker and the Company or the Company Members relating to this Agreement or the transactions contemplated herein, the attorney-client privilege and the expectation of client confidence belongs to the Company Members, shall be controlled by the Company Members and shall not pass to or be claimed by Iconic or its Affiliates. Iconic understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege shall not prejudice or otherwise constitute a waiver of any claim of privilege.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

THE COMPANY:

TOPPOP LLC, a New Jersey limited liability company

By:
Name:
Title:

[Signature Page to Acquisition Agreement]

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ICONIC:

ICONIC BRANDS, INC, a Nevada corporation

By:
Name:
Title:

[Signature Page to Acquisition Agreement]

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COMPANY MEMBERS:

FRUTAPOP LLC,
a New York limited liability company

By:
Name:
Title:

INNOACCEL INVESTMENTS LLC,
a Delaware limited liability company

By:
Name:
Title:

Thomas Martin

[Signature Page to Acquisition Agreement]

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SCHEDULE A

Defined Terms

Section 1 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings or the meanings otherwise assigned to them in this Agreement:

“2020 Financial Statements” shall have the meaning set forth in Section 4.06.

“ABC” shall mean the New Jersey Division of Alcoholic Beverage Control.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” shall have the meaning set forth in Section 4.20.

“Allocation Schedule” shall have the meaning set forth in Section 7.07(l).

“Anti-Corruption Laws” shall have the meaning set forth in Section 4.22(a).

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 4.22(a).

“Approvals” shall mean all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities including, for the avoidance of doubt, all General Recognized as Safe determinations, food and alcohol additive approvals, approvals from any Governmental Entity having jurisdiction over the Liquor Licenses, and TTB, TABC and ABC flavor approvals pertaining to (i) the blending, formulating, manufacturing, labeling, packaging and distribution of food, and certifications pertaining to organic, kosher, non-genetically modified, halal and other similar certified status of food products and (ii) the manufacturing of malt, wine, spirits, alcohol and other beverage products.

“Balance Sheet Cash” shall have the meaning set forth in Section 1.04(b)(iii).

“Base Cash Consideration” means $3,500,000.

“Basket” shall have the meaning set forth in Section 8.04(a).

“Business” shall mean the business of manufacturing, storing, bottling, transporting, delivering and selling retail ready-to-drink cocktails containing alcohol and wholesale and retail cocktail mixes, in each case as conducted by the Company on the date hereof.

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“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“CARES Act” shall mean the federal Coronavirus Aid, Relief, and Economic Security Act.

“Cash Consideration” shall have the meaning set forth in Section 1.02.

“Closing” shall have the meaning set forth in Section 1.03.

“Closing Consideration” shall have the meaning set forth in Section 1.05(c).

“Closing Date” shall have the meaning set forth in Section 1.03.

“Closing Date Debt” means the aggregate Indebtedness of the Company outstanding as of immediately prior to Closing, including all Indebtedness set forth on Schedule A-1 of the Company Disclosure Letter; provided, however, that Closing Date Debt shall not include any SEG Notes.

“Closing Form 8-K” shall have the meaning set forth in Section 7.03(a).

“Closing Press Release” shall have the meaning set forth in Section 7.03(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall have the meaning set forth in Section 4.10(a).

“Company Disclosure Letter” shall have the meaning set forth in Article IV.

“Company Interests” shall mean, without duplication, as of the Closing Date, all of the issued and outstanding ownership interests of the Company.

“Company IT Systems” shall mean any and all IT Systems owned, leased, or licensed by the Company that are used (or held for use) in or in connection with the business of the Company.

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“Company Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, financial condition or results of operations of the Company, taken as a whole; or (b) the ability of the Company to consummate the Transactions on or prior to the Outside Date; provided, however, that no change, event, circumstance, fact or occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the execution, announcement, performance or pendency or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Legal Requirements or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) general economic, political, regulatory or legal conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (ix) any actions taken with the prior written consent of or at the prior written request of Iconic; provided, however, that if a change or effect related to clauses (i) through (vii) disproportionately adversely affects the Company, taken as a whole, compared to other Persons operating in the same industry as the Company, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” shall have the meaning set forth in Section 4.18.

“Company Member Approval” shall have the meaning set forth in Section 7.01.

“Company Member Equityholders” shall have the meaning set forth in Section 7.11.

“Company Member New Jersey Taxes” shall have the meaning set forth in Section 7.10(c).

“Company Members” means each of Thomas Martin, FrutaPop LLC, a New York limited liability company, and InnoAccel Investments LLC, a Delaware limited liability company.

“Company Members Disclosure Letter” shall have the meaning set forth in Article VI.

“Company Promissory Notes” means those certain Promissory Notes in the aggregate principal amount of $4,900,000, dated as of the Closing Date, by Iconic in favor of Company Members, as secured by one hundred percent (100%) of the membership interests of the Company pursuant to that certain Pledge Agreement.

“Company Real Property Leases” shall have the meaning set forth in Section 4.12(b).

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“Company Transaction Costs” shall mean all fees, costs and expenses of the Company, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention, success fees or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date, and the employer portion of payroll or similar Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid), on or following the Closing Date and the employer portion of payroll Taxes payable as a result of the foregoing amounts; and (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail, but excluding any transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other similar Taxes and fees (including any penalties or interest) payable in connection with the Transactions.

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated July 3, 2020, by and between Iconic and the Company, as amended or supplemented from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Copyleft Terms” shall have the meaning set forth in Section 4.16(h).

“COVID-19 Measures” shall mean the regulations, measures, recommendations, directives, guidelines or orders promulgated or issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19, including the CARES Act and other action, inaction, activity or conduct reasonably necessary (such determination to be made in the reasonable discretion of the Company) in connection with or response to any COVID-19 Measures.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“D&O Indemnified Party” shall have the meaning set forth in Section 7.06(a).

“D&O Tail” shall have the meaning set forth in Section 7.06(b).

“Derivative Rights” means, with respect to any Equity Interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in, such Person.

“Direct Claim” shall have the meaning set forth in Section 8.05(b).

“Division of Taxation” shall have the meaning set forth in Section 7.10(a).

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“EBITDA” means earnings before interest, taxes, depreciation and amortization for the Company during the relevant 12-month measurement period calculated consistently with the past practices of the Company and shall be adjusted to exclude: (a) any extraordinary items of income or expense or any item not properly allocable to the operations of the Company’s business or facilities; (b) any one-time or non-recurring expenses, including any transaction expenses incurred by the Company in connection with the consummation of the closing of the transactions contemplated by this Agreement or other non-recurring professional fees; (c) any costs and expenses related to the overhead of Iconic, including, but not limited to, the costs of compliance as a publicly traded company; provided, however, intercompany charges for reasonable accounting, sales and marketing costs of Iconic allocable to the Company’s business shall be included up to a maximum allocation of $400,000 per year; and (d) income from sales of products of the Company to customers of Iconic in excess of the costs of manufacturing such products (including a reasonable allocation of overhead) plus a 25% mark-up. EBITDA shall include a charge for the amortized or depreciated portion of any capital expenditures of Iconic incurred for the benefit of the Company during the relevant measurement period which are approved by Company Member Thomas Martin (or the majority vote of the Company Members if Thomas Martin is not the then acting Chief Operating Officer). Notwithstanding the foregoing, EBITDA shall not be less than zero for purposes this Agreement.

“EBITDA Hurdle” shall have the meaning set forth in Section 3.01(a).

“EBITDA Objection Notice” shall have the meaning set forth in Section 3.01(d).

“Entity Classification Election Withdrawal Request” shall have the meaning set forth in Section 4.13(p).

“Environmental Law” shall mean any and all applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or human health and safety.

“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Estimated Closing Cash Amount” shall have the meaning set forth in Section 2.01(b).

“Estimated Working Capital” shall have the meaning set forth in Section 2.01(a).

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“Estimated Working Capital Statement” shall have the meaning set forth in Section 2.01(a).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusively Licensed Intellectual Property” shall have the meaning set forth in Section 4.16(d).

“Faegre Drinker” shall have the meaning set forth in Section 9.15.

“Final Allocation Schedule” shall have the meaning set forth in Section 7.07(l).

“Final Determination” shall have the meaning set forth in Section 8.05(c).

“Final Working Capital” shall have the meaning set forth in Section 2.01(e).

“Financial Statements” shall have the meaning set forth in Section 4.06(a).

“First Measurement Period” shall have the meaning set forth in Section 3.01(a).

“First Year Earn-out Amount” shall have the meaning set forth in Section 3.01(a).

“First Year EBITDA” shall have the meaning set forth in Section 3.01(a).

“First Year Statements” shall have the meaning set forth in Section 3.01(a).

“Formation” shall mean September 5, 2019, the date on which the Company was duly formed under the NJ Statute by the filing of a certificate of formation with the state of New Jersey.

“Fraud” means with respect to any Knowledge Party, such Person’s actual, knowing and intentional misrepresentation of fact with respect to making any of the representations or warranties contained in Article IV, Article V or Article VI of this Agreement, which such Person intended another Party to this Agreement to rely on, on which such other Party reasonably and justifiably relied on to its own detriment, and which caused such other Party to suffer harm; provided, however, a knowing and intentional misrepresentation of fact shall not include any fraud claim based on constructive knowledge or negligent misrepresentation or an employee’s failure to disclose information after reasonable inquiry by any Knowledge Party.

“Fundamental Representations” shall have the meaning set forth in Section 8.01(b).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, self-regulatory organization, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal including, for the avoidance of doubt, the TABC, the ABC, the U.S. Food and Drug Administration, the TTB, the U.S. Department of Agriculture and the U.S. Federal Trade Commission.

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“Hazardous Material” means any substance, material or waste that is listed, classified, defined, characterized designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste” or words of similar meaning or effect, or otherwise regulated under any Environmental Law, including any asbestos, asbestos-containing materials, lead or lead-based paint, polychlorinated biphenyls, chlorinated solvents, per- and polyfluoroalkyl substances, petroleum, petroleum byproducts, petroleum breakdown products, or radioactive materials.

“Holder” shall have the meaning set forth in Section 7.12(b).

“Iconic Audited Financial Statements” shall have the meaning set forth in Section 5.06(a).

“Iconic Common Stock” shall mean the common stock of Iconic, par value $0.001.

“Iconic Disclosure Letter” shall have the meaning set forth in Article V.

“Iconic Financial Statements” shall have the meaning set forth in Section 5.06(a).

“Iconic Indemnitee” shall have the meaning set forth in Section 8.02.

“Iconic Interim Financial Statements” shall have the meaning set forth in Section 5.06(a).

“Iconic Material Adverse Effect” shall mean any change, event, circumstance, fact or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would be reasonably likely to have a material adverse effect on (a) the business, assets, financial condition or results of operations of Iconic, taken as a whole; or (b) the ability of Iconic to consummate the Transactions on or prior to the Outside Date; provided, however, that no change, event, circumstance, fact or occurrence or effect related to any of the following, alone or in combination, shall be taken into account in determining whether an Iconic Material Adverse Effect pursuant to clause (a) has occurred or would be reasonably likely to occur: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the execution, announcement, performance or pendency or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (iv) changes or proposed changes in applicable Legal Requirements or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (vi) general economic, political, regulatory or legal conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which Iconic operates; (viii) any failure in and of itself to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in an Iconic Material Adverse Effect; or (ix) any actions taken with the prior written consent of or at the prior written request of the Company or Company Members; provided, however, that if a change or effect related to clauses (i) through (vii) disproportionately adversely affects Iconic, taken as a whole, compared to other Persons operating in the same industry as Iconic, then such disproportionate impact may be taken into account in determining whether an Iconic Material Adverse Effect has occurred.

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“Iconic SEC Reports” shall have the meaning set forth in Section 5.06(d).

“Indebtedness” shall mean and include any of the following (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of the Company, (e) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) obligations under any interest rate, currency or other hedging agreement, (h) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (i) above, or (k) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (j) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Party” shall have the meaning set forth in Section 8.05.

“Indemnifying Party” shall have the meaning set forth in Section 8.05.

“Independent Accountants” shall have the meaning set forth in Section 2.01(e).

“Insurance Policies” shall have the meaning set forth in Section 4.19.

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“Intellectual Property” shall mean any and all rights, title, or interests in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents, patent applications and invention disclosures, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all registered and unregistered trademarks, business marks, service marks, certification marks, brand names, trade dress rights, slogans, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, Software, pictorial and graphic works, mask work rights, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media usernames and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, customer lists, business plans, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“Intended Tax Treatment” shall have the meaning set forth in Section 2.03.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among Company Members and accepted by Iconic, in the form attached hereto as Exhibit D.

“Interim Financial Statements” shall have the meaning set forth in Section 4.06(a).

“Inventory” means all inventories of raw materials (including but not limited to corn, denaturants, enzymes, ingredients, botanicals, and chemicals), work-in-process (including but not limited to any and all alcohol or spirits held at any and all proofs, fermenter product, beer still product, corn mash, fusel oils, distillers grains, corn oil, stillage, and any and all products which are classified as off-specification product but are being held for future blending, re-distillation, or re-processing for eventual conversion into a finished product), finished goods sold in the ordinary course of business (including but not limited to finished goods alcohol or spirits held at proofs in excess of 190, distillers grains, corn oil and/or other co-products or by-products of the alcohol production process), in transit finished goods which are in transit within the United States of America or between the continental United States of America and United States territories and evidenced by a bill of lading or other shipping document, spare or replacement parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Company’s business is conducted and/or customer-delivery destinations, which are used or held for use by the Company or Company Members in the conduct of the business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Company or Company Members against suppliers of such inventories.

“Investigation Period” shall have the meaning set forth in Section 8.05(b).

“IT Systems” shall mean Software, computer or information technology systems, hardware, networks, servers, computers, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, and all other information technology equipment, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.

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“January 1, 2021 Entity Classification Election” shall have the meaning set forth in Section 4.13(p).

“Knowledge” shall mean, with respect to the Company, Company Members and Iconic the actual knowledge as to a specified fact or event of the Knowledge Parties following reasonable inquiry.

“Knowledge Parties” shall mean the individuals listed on Schedule 1.2 with respect to the Company and Company Members and Schedule 1.3 with respect to Iconic.

“Leased Real Property” shall have the meaning set forth in Section 4.12(b).

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Licensed Intellectual Property” shall mean all Intellectual Property owned by a third Person and licensed to or otherwise used (or held for use) by the Company.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Liquor Licenses” means all licenses, permits and Approvals related to the manufacture, storage, bottling, transportation, labeling, rectification, blending, treatment, preparation, mixing, delivery and possession or sale of alcoholic beverages issued by any federal, state, country, local or foreign Governmental Entity held by the Company.

“Losses” shall mean any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Major Business Partners” shall have the meaning set forth in Section 4.21.

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“Member Indemnitee” shall have the meaning set forth in Section 8.03.

“Note Consideration” shall have the meaning set forth in Section 1.02(a).

“Objection Period” shall have the meaning set forth in Section 2.01(d).

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means the certificate of formation, operating agreement, certificate of incorporation and/or by-laws (or other comparable governing instruments with different names) of any Person, as each may be amended, modified or supplemented.

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported in writing to be owned), in whole or in part, by the Company.

“Pending Claims” shall have the meaning set forth in Section 3.01(c).

“Percentage Interest” means the Company Interest of a Company Member as a percentage of the Company Interests of all Company Members.

“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and (i) not yet delinquent or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company; (e) in the case of Intellectual Property, non-exclusive licenses granted by the Company in the ordinary course of business; and (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of the real property of the Company, taken as a whole.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Person Required To Be Licensed” shall have the meaning set forth in Section 7.02(c).

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“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirements, or by the Company in any of their privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person, household or device, whether or not such information is associated with an identifiable individual. “Personal Information” may relate to any individual, household or device, including a current, prospective, or former customer, end user or employee of any Person, and includes applicable information in any form or media, whether paper, electronic, or otherwise.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, by Iconic in favor of Company Members securing Iconic’s obligations under the Company Promissory Notes, in the form attached hereto as Exhibit C.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Contest” shall have the meaning set forth in Section 7.07(d).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion of any Straddle Period through the close of business on the Closing Date.

“Pre-Closing Tax Return” shall have the meaning set forth in Section 7.07(c).

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on the Company for any and all Pre-Closing Tax Periods, (ii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Legal Requirements) of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Legal Requirement), (iii) any and all Taxes of or imposed on the Company as a result of transferee, successor or similar liability (including bulk transfer or similar laws), which Taxes relate to an event or transaction occurring on or before the Closing Date, and (iv) any and all amounts required to be paid by the Company pursuant to any tax sharing agreement that the Company was a party on or prior to the Closing Date; provided, however, that Pre-Closing Taxes shall not include (A) Taxes resulting from the filing of any election after the Closing having retroactive effect to any Pre-Closing Tax Period, (B) any and all Transfer Taxes required to be paid by Iconic pursuant to Section 7.07(g), or (C) any and all Taxes taken into account in computing the Estimated Working Capital, the Working Capital Target, the Final Working Capital, or the Working Capital Adjustment, as applicable.

“Preferred Stock” shall have the meaning set forth in Section 5.02(a).

“Privacy Laws” shall mean any and all applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

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“Pro Rata Portion” shall mean for each Company Member, the dollar amounts or percentages set forth on Schedule B.

“Proposed Allocation Schedule” shall have the meaning set forth in Section 7.07(l).

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

“Registered IP” shall have the meaning set forth in Section 4.16(a).

“Remedies Exception” shall have the meaning set forth in Section 4.03.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act and any successor rules thereto.

“Sanctions” shall have the meaning set forth in Section 4.22(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Second Measurement Period” shall have the meaning set forth in Section 3.01(b).

“Second Year Earn-out Amount” shall have the meaning set forth in Section 3.01(b).

“Second Year EBITDA” shall have the meaning set forth in Section 3.01(b).

“Second Year Statements” shall have the meaning set forth in Section 3.01(b).

“Section 351 Exchange Participants” shall have the meaning set forth in Section 2.03.

“Section 351 Participant Exchange” shall have the meaning set forth in Section 2.03.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Purchase Agreement” shall have the meaning set forth in the Recitals.

“Securities Purchasers” shall have the meaning set forth in the Recitals.

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“SEG Notes” means the Original Issue Discount Promissory Note, dated December 28, 2020, by and between the Company and The Special Equities Opportunity Fund (“SEG”), in the principal amount of $220,000; the Original Issue Discount Promissory Note, dated January 21, 2021, by and between the Company and SEG, in the principal amount of $330,000; the Original Issue Discount Promissory Note, dated February 18, 2021, by and between the Company and 32 Entertainment, LLC, in the principal amount of $550,000; the Original Issue Discount Promissory Note, dated February 18, 2021, by and between the Company and Scott A Sampson Trust #2, in the principal amount of $550,000; the Original Issue Discount Promissory Note, dated February 18, 2021, by and between the Company and SEG, in the principal amount of $1,100,000; the Original Issue Discount Promissory Note, dated December 28, 2020, by and between the Company and Gregory Castaldo, in the principal amount of $110,000; the Original Issue Discount Promissory Note, dated January 21, 2021, by and between the Company and Gregory Castaldo, in the principal amount of $110,000; the Original Issue Discount Promissory Note, dated October 21, 2020, by and between the Company and Gregory Castaldo, in the principal amount of $121,000; the Original Issue Discount Promissory Note, dated February 18, 2021, by and between the Company and Gregory Castaldo, in the principal amount of $550,000; and the Original Issue Discount Promissory Note, dated October 21, 2020, by and between the Company and Joe Reda, in the principal amount of $121,000.

“Software” shall mean any and all (a) computer programs, including any and all algorithms, models and methodologies, whether in source code, object code, human readable form or other form, including compilers, middleware, tools, firmware, operating systems, specifications, platforms, algorithms, interfaces, APIs, architecture, modules, test specifications, scripts, executables, libraries, and other components thereof, (b) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (c) all versions, updates, releases, patches, corrections, enhancements and modifications thereto and all documentation including developer notes, instructions, comments, annotations, user manuals and other training documentation relating to any of the foregoing.

“Special Representations” shall have the meaning set forth in Section 8.01(b).

“Stock Consideration” shall have the meaning set forth in Section 1.02.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Straddle Period Tax Contest” shall have the meaning set forth in Section 7.07(d).

“Straddle Period Tax Return” shall have the meaning set forth in Section 7.07(c).

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“TABC” shall mean the Texas Alcohol Beverage Commission.

“Tax Return” shall mean any federal, state, local or foreign return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any disclosure, schedule, estimate or attachment thereto and any amendment thereof.

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“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, alternative minimum, capital gains, windfall profits, premium, occupation, value added, ad valorem, transfer, franchise, capital stock, withholding, payroll, recapture, net worth, employment, unemployment, disability, severance, social security, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, levies, fees and other similar charges, in each case, in the nature of a tax, imposed by a Governmental Entity, (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return) together with all deficiency assessments, interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts.

“Tax Clearance Letter” shall have the meaning set forth in Section 7.10(b).

“Tax Contest” shall have the meaning set forth in Section 7.07(d).

“Third Party Claim” shall have the meaning set forth in Section 8.05(a)(i).

“Third Party Claim Notice” shall have the meaning set forth in Section 8.05(a)(i).

“Total Consideration” shall have the meaning set forth in Section 1.02.

“Transactions” shall mean the transactions contemplated by or pursuant to this Agreement, including Iconic’s acquisition of the Company Interests in exchange for the Total Consideration.

“Transaction Agreements” means this Agreement, the Company Promissory Notes, the Pledge Agreement, the Intercreditor Agreement, the Company Member Approval and all of the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules hereto and thereto.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“TTB” means the United States Alcohol and Tobacco Tax and Trade Bureau.

“Waiving Parties” shall have the meaning set forth in Section 9.15.

“WARN” shall have the meaning set forth in Section 4.11(f).

“Warrant” shall have the meaning set forth in Section 5.02(c).

“Working Capital” means the current assets of the Company, less the current liabilities of the Company and excluding (i) all Company Transaction Costs, (ii) SEG Notes and (iii) all current liabilities constituting Indebtedness, in each case, as identified in the balance sheet line items included in the illustrative calculation set forth on Schedule C (which line items are based on the general ledger system of the Company) and subject to the exclusions and adjustments set forth thereon, calculated in accordance with, and in a format consistent with, the illustrative calculation set forth on Schedule C.

“Working Capital Adjustment” shall have the meaning set forth in Section 2.01(f).

“Working Capital Dispute Notice” shall have the meaning set forth in Section 2.01(d).

“Working Capital Statement” shall have the meaning set forth in Section 2.01(c).

“Working Capital Target” shall have the meaning set forth in Section 2.01(b).

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